UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.              )

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OPENWAVE SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2100 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 3, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) of Openwave Systems Inc. The meeting will be held on Thursday, December 3, 2009, at 11:00 a.m. PST at our offices located at 2100 Seaport Boulevard, Redwood City, California 94063 for the following purposes:

(1)	To elect two Class III members of the Board of Directors, Gerald D. Held and David C. Nagel, to hold office for a three-year term.

(2)	To approve amendments to the Amended and Restated 1999 Directors’ Equity Compensation Plan.

(3)	To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2010.

(4)	To transact such other business as may properly come before the 2009 Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on October 14, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at this 2009 Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Kenneth D. Denman

Kenneth D. Denman

Chief Executive Officer

Redwood City, California

October 22, 2009

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Stockholders’ Meeting to Be Held on December 3, 2009 at 11:00 a.m. PST at Openwave’s offices located at 2100 Seaport Boulevard, Redwood City, California 94063.

The notice, proxy statement and annual report to stockholders are available at https://materials.proxyvote.com/683718

You are cordially invited to attend the 2009 Annual Meeting in person. Whether or not you expect to attend the 2009 Annual Meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the 2009 Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the 2009 Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2009 Annual Meeting, you must obtain a proxy issued in your name from that record holder.

2009 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

OPENWAVE SYSTEMS INC.

2100 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

December 3, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the 2009 Annual Meeting of Stockholders (the “Annual Meeting”).

We intend to mail the Notice, and printed versions of these materials to those who have requested printed materials, on or about October 22, 2009 to our stockholders of record entitled to vote at the Annual Meeting.

Why am I receiving these materials?

Openwave has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting, to be held on Thursday, December 3, 2009, at 11:00 a.m. Pacific Standard Time, and at any postponement(s) or adjournment(s) thereof. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held at our principal executive offices located at the address shown above.

What is included in these materials?

These materials include:

•	this Proxy Statement for the Annual Meeting; and

•	Openwave’s Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, as filed with the SEC on September 10, 2009 (the “Annual Report”).

If you requested printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Openwave has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call Openwave at the following address and telephone number: 2100 Seaport Blvd., Redwood City, CA 94063, (650) 480-8000. Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the Proxy Statement or the Annual Report and who would rather receive a single copy of these materials in the future may instruct us by directing their request in the same manner.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send future proxy materials to you electronically by email.

Openwave’s proxy materials are also available on our website at www.openwave.com/investor.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Only stockholders of record at the close of business on October 14, 2009 will be entitled to vote at the Annual Meeting. On this record date, there were 83,509,859 shares of common stock outstanding and entitled to vote.

What items will be voted on at the Annual Meeting?

Stockholders will vote on three items at the Annual Meeting:

•	the election to the Board of Directors (the “Board”) of the two nominees named in this Proxy Statement (Proposal No. 1);

•	amendments to our Amended and Restated 1999 Directors’ Equity Compensation Plan (the “Plan”) (Proposal No. 2); and

•	ratification of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2010 (Proposal No. 3).

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board (Proposal No. 1);

•	“FOR” the amendment of the Plan (Proposal No. 2); and

•	“FOR” the ratification of the selection of KPMG LLP (Proposal No. 3).

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A. (“Computershare”), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by Openwave. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a stockholder of record of Openwave’s shares, how do I vote?

There are four ways to vote:

•	In person. If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

•	In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of October 14, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without making any voting selections, your shares will be voted “For” the election of both nominees for director, “For” the approval of the amendments to the Plan, and “For” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will have the authority to vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

May I change my vote after submitting my proxy?

Yes. You may revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 2100 Seaport Blvd., Redwood City, CA 94063; or

•	You may attend the annual meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for the 2010 annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by June 24, 2010, to our Corporate Secretary at 2100 Seaport Blvd., Redwood City, CA 94063; however, if our 2010 annual meeting of stockholders is held before November 3, 2010 or after January 2, 2011, your proposal must be received a reasonable time before we print and mail our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our bylaws, you must provide specified information to us between August 5, 2010 and September 4, 2010; however, if our 2010 annual meeting of stockholders is held before November 8, 2010 or after December 28, 2010, your proposal must be received not more than 10 days after the earlier to occur of notice of the date of the meeting was mailed or the date we first publicly announce the date of the meeting. If you wish to submit a stockholder proposal or nomination, please review our bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Withhold” votes with respect the election of directors, and “For” and “Against” votes and abstentions and broker non-votes with respect to proposals other than the election of directors. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For Proposal No. 1, the election of directors, the nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•

To be approved, Proposal No. 2, amending the Amended and Restated 1999 Directors’ Equity Compensation Plan, must receive a “For” vote from a majority of the voting power of all of the outstanding shares of Openwave’s capital stock entitled to vote generally in the election of directors. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, Proposal No. 3, ratifying KPMG LLP as our independent registered public accounting firm for fiscal year ending June 30, 2010, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 83,509,859 shares outstanding and entitled to vote. Thus 41,754,931 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting or the Chairman of the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending December 31, 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) is currently comprised of seven directors. The Amended and Restated Certificate of Incorporation divides the Board into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term, or, if applicable for mid-term nominees and appointees, to complete the term of that class of director, and until their successors are duly elected and qualified, or their earlier resignation or removal. The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, the Class III directors, Gerald D. Held, Ph.D. and David C. Nagel, Ph.D., to stand for election at this 2009 Annual Meeting of Stockholders. Dr. Nagel was appointed to the Board in January 2008 and has not been previously elected by our stockholders. Dr. Nagel was recommended to our Nominating and Corporate Governance Committee by a non-management director. The election of Class II directors will occur at the 2010 Annual Meeting of Stockholders, and the election of Class I directors will occur at the 2011 Annual Meeting of Stockholders. If any nominee for any reason is unable to serve, or will not serve, as a director, the proxies may be voted for such substitute nominee as the Nominating and Corporate Governance Committee may recommend and the full Board may approve. We are not aware of any nominee who will be unable to serve, or will not serve, as a director.

The names of the nominees for election as Class III directors at the 2009 Annual Meeting of Stockholders and of the incumbent Class I and Class II directors and certain information about them, as of October 1, 2009, are set forth below:

Name	Age	Positions and Offices Held With Openwave
Nominees for election as Class III Directors for a term expiring at the 2009 Annual Meeting:

Gerald D. Held	61	Director
David C. Nagel	64	Director

Incumbent Class I Directors with a term expiring at the 2011 Annual Meeting:
Robin A. Abrams	58	Director
Kenneth D. Denman	51	Director and Chief Executive Officer

Incumbent Class II Directors with a term expiring at the 2010 Annual Meeting:
Patrick S. Jones	64	Director
Charles E. Levine	56	Director and Chairman of the Board
William T. Morrow	50	Director

Business Experience of Directors

The information with respect to each director includes the principal occupations in which he or she has been engaged during the past five years. The information below is furnished by each respective director. There are no family relationships among any of Openwave’s directors or its executive officers.

Robin A. Abrams has served as one of our directors since January 2008. Ms. Abrams is a private investor who currently serves as a member of the Board of Directors of HCL Technologies Ltd. and ZILOG, Inc. From August 2006

to January 2007, Ms. Abrams served as Interim CEO of ZILOG, Inc., a provider of integrated microcontroller products. From July 2004 to July 2006, she served as Chief Executive Officer of Firefly Communications, Inc., a company with a range of mobile products that address the youth market. From September 2003 to July 2004, Ms. Abrams was President of Accenture’s Connection to eBay unit, a company which provides mid- and large-sized retailers, manufacturers and distributors with a cost effective channel for selling large volumes of inventory, where she also served as a consultant from May 2003 to September 2003. From May 2001 to January 2003, Ms. Abrams served as President and Chief Executive Officer of BlueKite, a leading provider of bandwidth optimization software for wireless operators. Ms. Abrams received her BA in political science and history and her JD from the University of Nebraska.

Kenneth D. Denman has served as one of our directors since April 2004 and as our Chief Executive Officer since November 2009. From October 2001 to November 2008, Mr. Denman served as President and Chief Executive Officer of iPass, Inc., a global provider of software-enabled trusted connections and services for the enterprise and its mobile workers, and served as a director from December 2001 to November 2008 and as its Chairman from January 2003 to November 2008. From January 2000 to March 2001, Mr. Denman was Chief Executive Officer of AuraServ Communications, a managed service provider of broadband voice and data applications. From August 1998 to May 2000, Mr. Denman was Senior Vice President, National Markets Group at MediaOne, Inc., a broadband cable and communications company, and from June 1996 to August 1998, he was Chief Operating Officer, Wireless at MediaOne International, a broadband cable and communications company. Mr. Denman also serves as a member of the Board of Directors of ShoreTel, Inc. Mr. Denman is also a member of the University of Washington, Foster School of Business Advisory Board. Mr. Denman received his MBA from the University of Washington and a BS in Accounting from Central Washington University.

Gerald D. Held, Ph.D., has served as one of our directors since his appointment in April 2005. Since 1999, Dr. Held has been Chief Executive Officer of Held Consulting Group, LLC where he is a strategic consultant to chief executive officers and senior executives of technology firms ranging from startups to large, publicly-traded organizations. From 2000 to 2001, Dr. Held was the acting Chief Executive Officer of Cantiga Systems. In 1998, Dr. Held was “Chief Executive Officer-In-Residence” at the venture capital firm of Kleiner Perkins Caufield & Byers. From 1993 to 1997, Dr. Held was Senior Vice President of Oracle’s server product division, where he led Oracle’s database business as well as the development of pioneering interactive multimedia technology that included some of the earliest e-commerce application trials. Prior to Oracle, Dr. Held spent eighteen years at Tandem Computers, Inc. Dr. Held is the Executive Chairman of Vertica Systems, Inc., the Chairman of the Board of Directors of Software Development Technologies, Inc., the Chairman of the Board of Bella Pictures, Inc., and as a member of the Board of Directors of Informatica Corporation. He is also a member of the Board of Directors and Vice Chairman of The Tech Museum of Innovation and a member of the Board of Trustees of Montalvo Arts Center. Dr. Held received a BS in electrical engineering from Purdue University and his PhD from the University of California, Berkeley, in computer science, where he led the initial development of the INGRES relational database management system. Dr. Held also completed a Stanford Graduate School of Business Executive Education Program.

Patrick S. Jones has served as one of our directors since September 2007. Mr. Jones is a private investor who currently serves as the independent Chairman of the Board for Lattice Semiconductor and as a member of the Board of Directors of Novell, Inc. Mr. Jones also serves as a director of several privately held companies. From 1998 to 2001, Mr. Jones served as Senior Vice President and Chief Financial Officer for Gemplus International SA, a provider of secure card-based solutions. From 1992 to 1998, he served as Vice President, Finance-Corporate Controller at Intel Corp. From 1991 to 1992, Mr. Jones served as Chief Financial Officer at LSI Logic. Mr. Jones received his BA from the University of Illinois, with a concentration in economics, and his MBA from St. Louis University, with a concentration in finance.

Charles E. Levine has served as one of our directors since October 2007 and as our Chairman since January 2008. Mr. Levine is a private investor who currently serves as the independent Chairman of the Board for Sierra Wireless, Inc., and as a member of the Board of Director of RCN Corporation, a facilities-based, competitive broadband telecommunications services provider of bundled cable, high-speed internet and phone services. He also serves as a member of the Board of Directors of Sagem Wireless, a privately held company located in Paris, France. From 1997 to 2002, Mr. Levine held various positions with Sprint PCS, a wireless communications company, most recently as President. From 1994 to 1996, he served as President of Octel Services, a division of Octel Communications, and as a Senior Vice President of Octel Communications, a voicemail equipment and services provider. Mr. Levine received his BA in Economics from Trinity College and his MBA from the Kellogg School of Management-Northwestern University. Mr. Levine is a member of the Institute of Corporate Directors in Canada.

William T. Morrow has served as one of our directors since July 2007. Since March 2009, Mr. Morrow has served as the Chief Executive Officer of Clearwire Corporation, a provider of wireless broadband services. From September 2008 to March 2009, Mr. Morrow has managed his personal investments. From July 2007 to August 2008, Mr. Morrow served as President, Chief Executive Officer and director of Pacific Gas & Electric Company, a public utility company and subsidiary of PG&E Corporation and from August 2006 to June 2007, he served as its President and Chief Operating Officer. From May 2006 to July 2006, Mr. Morrow served as Chief Executive Officer of Vodafone’s Europe region through Vodafone Group PLC, a telecommunications company. From April 2005 to April 2006, he served as President of Vodafone KK, Inc. From February 2004 to March 2005, Mr. Morrow served as Chief Executive Officer of Vodafone UK, Ltd. and from December 2001 to January 2004, he served as President of Japan Telecom Holdings Co., Inc. and President of Japan Telecom Inc., a telecommunications company and wholly-owned subsidiary of Japan Telecom Holdings Co. Mr. Morrow currently serves as a director of Broadcom Corporation. Mr. Morrow has an electrical engineering degree from Condie College, and a business administration degree from National University. Mr. Morrow also has successfully completed several executive management programs at Duke University and Wharton Business School, as well as the Nuclear Reactor Technology Program at the Massachusetts Institute of Technology.

David C. Nagel, Ph.D. has served as one of our directors since January 2008. Dr. Nagel is a private investor who currently serves on the board of directors of Tessera Technologies, Inc., a semiconductor packaging technology developer, and on the board of directors of Leapfrog Enterprises, Inc., a leading designer, developer and marketer of innovative technology-based learning platforms and related proprietary content for children. Dr. Nagel also serves on the board of directors of Align Technology Inc., a designer, manufacturer and marketer of Invisalign, a proprietary method for treating malocclusion. From December 2001 until his retirement in May 2005, Dr. Nagel served as the President, Chief Executive Officer and a director of PalmSource, Inc., a provider of operating system software platforms for smart mobile devices. From September 2001 to December 2001, he was Chief Executive Officer of the Platform Solutions Group at Palm, Inc., a provider of mobile computing solutions. From April 1996 to September 2001, Dr. Nagel was Chief Technology Officer of AT&T Corp., a communications service provider, President of AT&T Labs, a corporate research and development unit of AT&T, and Chief Technology Officer of Concert, a partnership between AT&T and British Telecom. Dr. Nagel earned a BS and an MS in engineering and a Ph.D. in perception and mathematical psychology, all from the University of California, Los Angeles.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the named nominees to the Board of Directors.

BOARD COMMITTEES AND MEETINGS

The Board of Directors

During the fiscal year ended June 30, 2009, the Board held nine meetings, comprised of four regular and five special meetings. The Board also acted by unanimous written consent in lieu of a meeting on two occasions during the fiscal year ended June 30, 2009. During this period, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. Scheduled Board meetings generally include a time for the independent directors to meet without management. The Board and its committees meet throughout the year as calendared in advance, and also hold special meetings and act by written consent in lieu of a meeting from time to time when appropriate.

All of our directors are invited to attend our annual meetings of stockholders. All of the members of our Board, as constituted at the time, attended the 2008 Annual Meeting of Stockholders.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board may form new committees, re-allocate the responsibilities of one committee to another, disband a current committee or determine to form ad-hoc committees, from time to time.

Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is governed by a charter, a current copy of which is available on our website at http://www.openwave.com/us/investors/corporate_governance/board_committees/. Each of the Board’s standing committees has authority to engage its own legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

The Board affirmatively determines the independence of each director and director nominee pursuant to NASDAQ listing standards, by thoroughly reviewing the information provided by the directors and Openwave concerning each director’s business and personal activities as they may relate to us and our management team. The Board has determined that all of its members who served during fiscal 2009, including all continuing members, were independent with the exception of Mr. Denman who also served as our Chief Executive Officer.

The current members of the Board’s three standing committees are identified in the following table:

Directors	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Robin A. Abrams	Ö		Ö
Gerald D. Held		Chair	Ö
Patrick S. Jones	Chair
Charles E. Levine	Ö	Ö
William T. Morrow		Ö	Chair
David C. Nagel(1)		Ö

(1)	Mr. Nagel was appointed to the Board on January 8, 2009

Audit Committee

Our Audit Committee reviews our internal accounting procedures and considers and reports to the Board with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The Audit Committee relies on the expertise and knowledge of management and the independent auditors in carrying out its oversight responsibilities. On a routine basis, the Audit Committee meets separately with our independent auditors and invites select employees who work under the Chief Financial Officer to participate in its meetings. The Audit Committee charter requires that each of the members of the Audit Committee is (i) independent, as defined under SEC rules and NASDAQ listing standards, (ii) financially literate (able to read and understand financial statements at the time of appointment), and that (iii) at least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Charter which is available on our website at http://www.openwave.com/us/investors/corporate_governance/board_committees/audit_committee_charter.htm.

The current members of the Audit Committee are Patrick S. Jones (Chair), Robin A. Abrams and Charles E. Levine. During the fiscal year ended June 30, 2009, the Audit Committee consisted of Messrs, Jones, Denman, Levine and Ms. Abrams from July 1, 2008 until November 11, 2008; thereafter, the Audit Committee consisted of Messrs. Jones, Levine and Ms. Abrams. The Board determined that each of the current and fiscal 2009 members of the Audit Committee met the independence and financial knowledge requirements under the Audit Committee charter, the SEC rules, and the NASDAQ listing standards. The Board has also determined that Mr. Jones and Ms. Abrams each qualified as an “audit committee financial expert” in accordance with SEC rules, based upon each member’s experience and understanding with respect to certain accounting and auditing matters. The Audit Committee held eight regular meetings and during the fiscal year ended June 30, 2009.

Compensation Committee

The Compensation Committee, which is comprised solely of independent directors, evaluates executive officer performance and reviews and recommends to the Board certain salaries, benefits and equity grants for all employees, including executive officers. The Compensation Committee also administers our stock compensation and other employee benefit plans. In fulfilling its responsibilities, the Compensation Committee is entitled to delegate to a subcommittee for any purpose it deems appropriate, including delegation to a subcommittee of the Board consisting of one or more members of the Board the authority to make awards to non-executive officers under the equity-based plans, in accordance with guidelines and policies set by the Compensation Committee. The responsibilities and activities of the Compensation Committee are described in greater detail in the Compensation Committee Charter which is available on our website at http://www.openwave.com/us/investors/corporate_governance/board_committees/compensation_committee_charter.htm and under the heading “Compensation Discussion and Analysis” below.

The current members of the Compensation Committee are Gerald D. Held (Chair), Charles E. Levine, William T. Morrow and David C. Nagel. During the fiscal year ended June 30, 2009, the Compensation Committee consisted of Messrs. Denman, Held and Bo C. Hedfors from July 1, 2008 to October 19, 2008; Messrs. Denman, Held, Hedfors, Levine and Morrow from October 20, 2008 to November 11, 2008; Messrs. Held, Hedfors, Levine and Morrow from November 12, 2008 until December 3, 2008; and Messrs. Held, Levine and Morrow from December 4, 2008 to

January 21, 2009; thereafter, the Compensation Committee consisted of Messrs. Held, Levine, Morrow and Nagel. The Board determined that each of the current and fiscal 2009 members of the Compensation Committee are independent as defined under SEC rules and regulations, NASDAQ listing standards and Internal Revenue Service regulations. The Compensation Committee held four regular meetings and eight special meetings during the fiscal year ended June 30, 2009. The Compensation Committee also acted by unanimous written consent in lieu of a meeting on one occasion during fiscal 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating individuals to serve as our directors, advising the Board with respect to its composition, procedures and committees, evaluating incumbent directors, and assessing the performance of management. The Nominating and Corporate Governance Committee also oversees the development of our corporate governance matters. The responsibilities and activities of the Nominating and Corporate Governance Committee are described in greater detail in the Nominating and Corporate Governance Committee Charter which is available on our website at http://www.openwave.com/us/investors/corporate_governance/board_committees/nominating_and_corporate_governance.htm.

The Nominating and Corporate Governance Committee abides by its process for identifying and evaluating nominees for Openwave directors which applies to both new director candidates as well as incumbent directors. The Nominating and Corporate Governance Committee evaluates Board candidates in the context of the current composition of the Board, the operating requirements of Openwave and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the criteria for director qualifications set by the Board, as well as diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Openwave to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee typically reviews such directors’ overall service to Openwave during their term, including (i) the number of meetings attended, (ii) the level of participation, (iii) the quality of performance, (iv) and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee arranges for as many members of the Nominating and Corporate Governance Committee as it determines advisable to interview each potential candidate it is considering recommending to the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee believes that a candidate for director should have certain minimum qualifications. The Nominating and Corporate Governance Committee will generally consider such factors as (i) possessing relevant expertise upon which to be able to offer advice and guidance to management, including public company board experience and international business experience, (ii) the ability to read and understand basic financial statements, (iii) having sufficient time to devote to the affairs of Openwave, (iv) a reputation for personal integrity and ethics, (v) demonstrated excellence in his or her field, (vi) having the ability to exercise sound business judgment and (vii) the commitment to rigorously represent the long-term interests of the stockholders. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee reserves the right to modify these factors from time to time, taking into account the current needs of the Board in an effort to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee considers and evaluates any candidate who is properly recommended by stockholders, identified by members of the Board or our executives, or, at the discretion of the Nominating and Corporate Governance Committee, an independent search firm. The Nominating and Corporate Governance Committee does not intend to evaluate any nominee for director recommended by a security holder any differently than other nominees. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to: Chairman, Nominating and Corporate Governance Committee, c/o Corporate Secretary, Openwave Systems Inc., 2100 Seaport Blvd., Redwood City, CA 94063.

The current members of the Nominating and Corporate Governance Committee are William T. Morrow (Chair), Robin A. Abrams and Gerald D. Held. During the fiscal year ended June 30, 2009, the Nominating and Corporate Governance Committee consisted of Messrs. Held, Bo C. Hedfors and Morrow from July 1, 2008 until October 19, 2008; Messrs. Held, Hedfors and Morrow and Ms. Abrams from October 20, 2008 to December 3, 2008; thereafter, the Nominating and Corporate Governance Committee consisted of Messrs. Held and Morrow and Ms. Abrams. The Board determined each of the current and fiscal 2009 members of the Nominating and Corporate Governance Committee are independent as defined under SEC rules and regulations and NASDAQ listing standards. The Nominating and Corporate Governance Committee held four regular meetings and two special meetings during the fiscal year ended June 30, 2009.

Communications with the Board

Stockholders and other interested parties may contact any member (or all members) of the Board (including, without limitation, the non-management directors as a group), any Board committee or the Chair of any such committee by mail. All such correspondence may be sent addressed to the Board, any committee or any individual director, c/o Corporate Secretary, Openwave Systems Inc., 2100 Seaport Blvd., Redwood City, CA 94063.

All stockholder communications will be opened and reviewed by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies and send one copy to each director who is a member of the group or committee to which the envelope is addressed.

Corporate Governance

Openwave, the Board and each of its committees, review and monitor legal and governance matters, including the Sarbanes-Oxley Act of 2002, as well as SEC rules and NASDAQ listing standards. The Board and each of its committees intend to comply with all applicable rules, and will implement other corporate governance practices as the Board of Directors and its committees deem appropriate. The Board and its committees have established certain procedures and will continue to implement guidelines and procedures to comply with the Sarbanes-Oxley Act of 2002 and related rules adopted by the SEC and NASDAQ.

The Board has adopted, pursuant to the recommendations of the Nominating and Corporate Governance Committee, Corporate Governance Principles that reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term stockholder value. These principles are intended to assist the Board in the exercise of its responsibilities. These principles are subject to modification from time to time by the Board pursuant to recommendations of the Nominating and Corporate Governance Committee. A copy of the Corporate Governance Principles is available on our website at http://www.openwave.com/us/investors/corporate_governance/principles_and_policies/corporate_governance_principles.htm.

Code of Conduct and Ethics

The Board has adopted the Code of Conduct and Ethics that applies to all of our employees, including the principal executive officer, principal financial officer and principal accounting officer, and to all of our directors. The Code of Conduct and Ethics is available on our website at http://www.openwave.com/us/investors/corporate_governance/principles_and_policies/code_of_conduct.htm. Openwave intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waivers from, a provision of this Code of Conduct and Ethics, with respect to any director or executive officer, if any, by timely disclosing amendments and waivers on our website at www.openwave.com.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee, all of whom are independent directors, are Gerald D. Held (Chair), Charles E. Levine, William T. Morrow and David C. Nagel. During the fiscal year ended June 30, 2009, Messrs. Denman and Hedfors served for portions of the year, as described above. None of the members of the Compensation Committee during fiscal year 2009 (i) was an officer or employee of Openwave or any of our subsidiaries, other than Mr. Denman, who ceased to be a member of the Compensation Committee when he became our Chief Executive Officer, (ii) was formerly an officer of Openwave or any of our subsidiaries, or (iii) had any relationship requiring disclosure by us under the SEC’s rules requiring disclosure of related party transactions.

Transactions with Related Persons

Review, Approval and Ratification of Transactions with Related Persons

Our Code of Conduct and Ethics, generally described under the heading “Code of Conduct and Ethics” above, provides our written policies and procedures for the review of any activities by a director, executive officer or employee or members of their immediate families which create or appear to create an actual or potential conflict between the individual’s interests and our interests. The Audit Committee is responsible for interpreting our Code of Conduct and Ethics, reviewing reports of alleged breaches of such code and to grant waivers of or approve amendments of such code. The General Counsel and Audit Committee are responsible for reviewing past or proposed transactions between Openwave and related persons.

Our Code of Conduct and Ethics requires all of our employees, executives, directors, agents and representatives, including contractors and contingent workers, to avoid any activity or personal interest that creates or appears to create a conflict of interest with us, and requires all of our personnel to disclose any such activity or interest to management. Openwave employees and directors must disclose any relationship with outside firms where the Openwave employee has any influence on transactions involving purchases, contracts or leases with such firm. Employees are directed to report such potential or actual conflicts to their supervisors, the General Counsel or the

Associate General Counsel, and management is directed to review and make a report to the General Counsel. The General Counsel or his/her designee then reviews the situation, and if an actual conflict of interest exists, must disclose such facts and circumstances to the Audit Committee, which oversees treatment of such issues and reviews and resolves the individual matters presented. Our directors and executive officers are required to obtain the prior written approval of the Audit Committee, or its designated member, following the full disclosures of all facts and circumstances before making any investment, accepting any position or benefits, or participating in any transaction or business arrangement that creates or appears to create a conflict of interest.

Related Transactions

Since July 1, 2008, there has not been, nor are there currently proposed, any transaction or series of similar transactions to which we were, or are to be, a party in which the amount exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest other than the indemnification arrangements described below under the headings “Compensation of Executive Officers” and “Compensation of Directors.”

Limitation of Liability and Indemnification

Our Certificate of Incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends or unlawful stock purchase or redemption); or

•	for any transaction from which the director derives an improper personal benefit.

Our Certificate of Incorporation and bylaws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under the foregoing provisions, or otherwise. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act may be against public policy as expressed in the Securities Act and may be unenforceable. We have entered into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our Certificate of Incorporation and bylaws. These agreements, among other things, provide for indemnification of its directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at its request. We believe that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

EXECUTIVE OFFICERS

Our current executive officers and their ages as of October 1, 2009 are as follows:

Name	Age	Position
Kenneth D. Denman	51	Chief Executive Officer
Karen J. Willem	54	Senior Vice President and Chief Financial Officer
John P. Giere	46	Senior Vice President, Products and Marketing
Martin S. McKendry	55	Senior Vice President, Engineering
Alan M. Park	56	Senior Vice President, Worldwide Sales
Bruce K. Posey	57	Senior Vice President, General Counsel and Corporate Secretary

The address of each executive officer is c/o Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, CA 94063.

Kenneth D. Denman. The biography of Mr. Denman is provided with the biographies of our other directors under Proposal 1.

Karen J. Willem has served as our Senior Vice President and Chief Financial Officer since July 2008. From September 2003 to June 2008, Ms. Willem served as Executive Vice President and Chief Financial Officer of Cassatt Corporation, a utility computing software company. From September 2002 to August 2003, Ms. Willem served as Senior Vice President and Chief Financial Officer of iVAST, Inc., a digital media software company. From 2000 to 2002, Ms. Willem served as President and Chief Executive Officer of ViewCentral, Inc., a web-based training automation software company. From 1997 to 2000, Ms. Willem served as Executive Vice President and Chief Financial Officer of Brio Technology, Inc., a business intelligence software company. Ms. Willem received her BS in Biology from Bucknell University and her MBA from the University of Pittsburgh.

John P. Giere has served as our Senior Vice President, Products and Marketing since July 2009. From November 2008 to July 2009, Mr. Giere served as the President of G4G Advisory Services, a private advisory services company. From November 2003 to November 2008, Mr. Giere served as the Chief Marketing Officer of Alcatel-Lucent, NA, a global provider of fixed, mobile and communications solutions. Mr. Giere received his BSBA in business finance from Georgetown University and his MBA from the University of Maryland. Mr. Giere completed a Senior Executive Management Program at Columbia University and is a Certified Project Management Professional. Mr. Giere also serves a member of the Board of Director and the Executive Committee of the Telecommunications Industry Association.

Martin S. McKendry, Ph.D. has served as our Senior Vice President, Engineering since January 2009. From November 2008 to January 2009, Dr, McKendry served as our Interim Senior Vice President, Engineering. From November 2007 to November 2008, Dr. McKendry managed his personal investments. From September 2006 to November 2007, Dr. McKendry served as Vice President, Research and Development, Unified Communications Division, of Avaya, Inc., a provider of IP technology, unified communications and telephony applications, and from April 2004 to September 2006, he served as its Vice President, Research and Development, of its enterprise communications applications division. Dr. McKendry received his BSc and his BSc Honors (First Class) in information science from Victoria University, his MS and Ph.D. in computer science from University of Illinois at Urbana-Champaign.

Alan M. Park has served as our Senior Vice President, Worldwide Sales since August 2008. From April 2007 to July 2008, Mr. Park served as General Manager Field Services Division, Vice President North American Sales for Trimble Navigation Limited, a provider of advanced position product solutions, construction lasers, robotic total stations and machine control solutions. From October 2005 to April 2007, Mr. Park served as Senior Vice President and General Manager of @ROAD, Inc., provider of end-to-end solutions for mobile resource management, and from April 2003 to September 2005, he served as its Senior Vice President, Chief Sales Officer. Mr. Park received his BS in finance from Oregon State University and he is a graduate of the United States Navy Nuclear Power Engineering Officer Program.

Bruce K. Posey has served as our Senior Vice President, General Counsel and Corporate Secretary since January 2009. From August 2005 to January 2009, he served as the Senior Vice President, General Counsel and Secretary of iPass, Inc., a global provider of software-enabled trusted connections and services for the enterprise and its mobile workers and from July 2002 to August 2005 he served as its Vice President, General Counsel and Secretary. From August 2000 to March 2001, Mr. Posey served as General Counsel and Corporate Secretary for AuraServ Communications, Inc., a managed service provider of broadband voice and data applications that ceased operations in March 2001. From February 1997 to July 2000, Mr. Posey served as Senior Vice President — Federal Relations and Regulatory Law for US West Communications, a telecommunications company. From September 1994 to February 1997, Mr. Posey served as Vice President, Public Policy and External Affairs for MediaOne, Inc., a broadband cable and communications company. Mr. Posey received his BS in Political Science from the University of Oregon and his JD from the University of Michigan Law School.

COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 1, 2009 by: (a) each director and nominee for director named in Proposal 1; (b) each of the executive officers and individuals named in the Summary Compensation Table; (c) all such executive officers and directors of Openwave as a group; and (d) all those known by Openwave to be beneficial owners of more than five percent (5%) of its outstanding common stock.

Except as indicated in the footnotes to this table and under applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock. For the purposes of calculating percent ownership, as of October 1, 2009 approximately 83,506,055 shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable within 60 days of October 1, 2009, these shares are treated as if outstanding for that person, but not for any other person.

The following table indicates the total number of shares beneficially owned by the following persons, including shares subject to options exercisable within 60 days of October 1, 2009; however, unless otherwise indicated, these shares do not include any options or restricted stock awarded after October 1, 2009:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Kenneth D. Denman(2)	610,000	*
Bruce T. Coleman	145,835	*
Karen J. Willem(3)	133,327	*
Anne Brennan(4)	86,586	*
Alan M. Park(5)	78,125	*
Martin S. McKendry(6)	75,000	*
Bruce K. Posey(7)	62,500	*
Gerald Held(8)	221,000	*
Charles E. Levine(9)	150,667	*
William T. Morrow(10)	59,334	*
Patrick S. Jones(11)	50,667	*
Robin A. Abrams(12)	44,000	*
David C. Nagel(13)	18,000	*
All Directors and executive officers as a group (13 persons)(14)	1,735,041	2.1%
Entities affiliated with S Squared Technology, LLC(15)	11,812,600	14.1%
Entities affiliated with Schneider Capital Management Corporation(16)	9,487,498	11.4%
Entities affiliated with Artis Capital Management(17)	6,243,444	7.5%

*	Less than 1% of the outstanding shares of common stock.
(1)	This table is based upon information supplied by each officer, Director or beneficial owner of more than five percent, as the case may be, and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated below, the address for each person or entity named above is c/o Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, California 94063

(2)	Includes 478,000 shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2009.
(3)	Consists solely of shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2009.
(4)	Ms. Brennan served as our Interim Chief Financial Officer, during the fiscal year ended June 30, 2009, from July 1, 2008 until July 7, 2008. She currently serves as our Vice President, Head of Finance. The amount reported for Ms. Brennan includes 75,621 shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2009.
(5)	Consists solely of shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2009.
(6)	Dr. McKendry was appointed to serve as Openwave’s Senior Vice President, Engineering effective January 30, 2009. The amount reported for Dr. McKendry consists solely of shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2009.
(7)	Mr. Posey was appointed to serve as Openwave’s Senior Vice President, General Counsel and Corporate Secretary effective January 30, 2009. The amount reported for Mr. Posey consists solely of shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2009.
(8)	Includes 73,000 shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2009.
(9)	Includes 14,667 shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2009.
(10)	Includes 17,334 shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2009.
(11)	Includes 14,667 shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2009.
(12)	Includes 8,000 shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2009.
(13)	Dr. Nagel was appointed to our Board effective January 8, 2009. None of the options granted to Dr. Nagel in connection with his appointment to the Board are exercisable within 60 days of October 1, 2009.
(14)	Includes 954,620 shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2009.
(15)	Based solely on information furnished in a Schedule 13G/A dated January 30, 2009 and filed with the SEC on February 2, 2009 jointly by S Squared Technology, LLC, S Squared Capital II Management, LLC, S Squared Technology Partners, L.P., Seymour L. Goldblatt and Kenneth A. Goldblatt, in which S Squared Technology, LLC reports beneficial ownership of 6,902,900 shares of our common stock (as to which it has sole voting and dispositive powers), S Squared Capital II Management, LLC reports beneficial ownership of 4,032,800 shares of our common stock (as to which it has sole voting and dispositive powers), S Squared Technology Partners, L.P. reports beneficial ownership of 876,900 shares of our common stock (as to which it has sole voting and dispositive powers), and Seymour L. Goldblatt and Kenneth A. Goldblatt each report beneficial ownership of 11,812,600 shares of our common stock (as to which each has sole voting and dispositive powers) representing the combined holdings of the reporting entities. The address of these filers is 515 Madison Avenue, New York, NY 10022.
(16)

Based solely on information furnished in a Schedule 13G/A dated and filed with the SEC on February 13, 2009, by Schneider Capital Management Corporation (reporting 5,379,102 shares as to which it has sole voting power and 9,487,498 shares as to which it has sole dispositive powers). The address of Schneider Capital Management Corporation is 460 E. Swedesford, Rd., Suite 2000, Wayne, PA 19087.
(17)	Based solely on information furnished in a Schedule 13G dated and filed with the SEC on February 17, 2009 jointly by Artis Capital Management, L.P., Artis Capital Management, Inc., Stuart L. Peterson in which each of these entities reports shared voting and investment powers with respect to the shares. The address of these filers is One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, CA 94105.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities to file, with the SEC, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ours. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the fiscal year ended June 30, 2009, all executive officers, directors and 10% stockholders of Openwave complied with applicable Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program and Philosophy

We continue to operate in a competitive, dynamic and challenging industry in the San Francisco Bay Area. The Compensation Committee believes that our compensation programs for executive officers, including named executive officers (the executive officers appearing in our summary compensation table), should be designed to meet the following objectives:

•	attract and retain top performing executive officers who possess the high-quality skills and talent necessary to achieve our business objectives;

•

provide an executive compensation structure based on “pay for performance” that is not only competitive in our geographic area and industry sector, but is also internally equitable and consistent based on the level of responsibilities for each executive position;

•	motivate and reward executive officers to perform to the best of their abilities in order to achieve these objectives; and

•	align our financial results and compensation paid to our executive offices in an effort to achieve both our current year and longer-term strategic business goals and objectives.

To meet these objectives, the Compensation Committee has implemented an executive compensation program based on the following policies:

•

pay executives base salaries that are competitive with the practices of other San Francisco Bay Area software companies and other relevant industries that are similar in size, with compensation set at levels that will attract and retain top quality executive talent;

•	pay for performance through a corporate bonus program that links compensation to measurable corporate performance targets and through merit increases based on company and personal performance;

•	create a sense of accountability surrounding strategy execution and key business objectives achievement; and

•	align the interests of our executive team, including our named executive officers, with those of our stockholders and reward them for creating stockholder value.

The Compensation Committee is responsible for enabling compliance with these objectives and policies and, accordingly, is empowered to review and approve the annual compensation arrangements of our executive officers, including annual base salary, annual incentive bonus, equity compensation and other benefits or perquisites, if any.

Role of the Compensation Committee

The Compensation Committee approves, administers and interprets our executive compensation program. Taking into account Openwave’s policies and objectives, the Compensation Committee has structured our compensation program to motivate executives to achieve the business goals set by the Board and reward our executive officers, including our named executive officers, for achieving such goals. The Compensation Committee utilizes a benchmarking process to help determine the base salary, short-term cash incentive and long-term incentive compensation targets for our executive officers, including named executive officers. The Compensation Committee makes all compensation decisions, including equity awards, for the executive officers, including our named executive officers, taking into consideration recommendations, if any, from management, the Human Resources Department and independent compensation consultants.

Role of the Chief Executive Officer in Compensation Decisions

Generally, the Chief Executive Officer reviews the performance of each executive officer as well as the other members of our executive management team, presents his findings to the Compensation Committee and makes recommendations to the Compensation Committee for compensation components applicable to the fiscal year under consideration, including, but not limited to, base salary, short-term cash incentives and long-term equity incentives for each of the executive officers. The Chief Executive Officer may be assisted by the Human Resources Department in formulating these recommendations. The thresholds for the short-term cash incentive pay components of executive officer compensation historically have been our quarterly revenue and earnings financial targets since these components were deemed by the Compensation Committee to equate to salient performance-based indicators from an internal corporate and stockholder perspective. The Compensation Committee considers the recommendations of the Chief Executive Officer, but makes its own final determination with respect to the compensation of each of our executive officers. Further, the Compensation Committee either alone, or in consultation with the full Board, reviews the performance of the Chief Executive Officer.

For fiscal 2009, due to the recent changes in the composition of the executive team, not all executives received complete annual reviews, and no adjustments were made to the compensation of our named executive officers, other than the compensation of our Vice President, Head of Finance, Anne Brennan, in consideration for her services as our Interim Chief Financial Officer from January 2008 to July 2008 and as an additional retention incentive.

Role of Compensation Consultants and Benchmarking

The Compensation Committee Charter grants the Compensation Committee the sole authority to retain outside compensation consultants to assist the Compensation Committee in analyzing executive compensation and discharging its related duties.

For fiscal 2009, the Compensation Committee continued to retain Compensia, Inc., an independent management compensation consulting firm providing executive compensation advisory services to compensation committees and senior management of knowledge-based companies. Compensia has provided independent compensation consulting services to the Compensation Committee since 2005. Based on Compensia’s research, the Compensation Committee compared the compensation of our named executive officers to a compensation peer group; the Compensation Committee, based on input from Compensia, determined that the companies represented in our fiscal 2009 compensation peer group were relevant as the group generally included similarly-sized technology companies with a market capitalization of less than one billion dollars, that primarily focused on software/software programming, with revenues of between $188 million and $431 million, with a median number of approximately 1,180 employees. The fiscal 2009 peer group of companies was as follows: Advent Software, Ariba, Blackbaud, Blackboard, Borland Software, Epicor Software, I2 Technologies, Interwoven, Microstrategy, Pegasystems, QAD, Secure Computing, Vignette, Websense, and Wind River Systems. This information was collected by Compensia from publically available information contained in the peer group companies’ SEC filings. Compensia also gathered market data about the base salaries, bonuses and equity compensation provided by these peer group companies. Compensia presented the compensation information during Compensation Committee meetings and engaged in discussions with the Compensation Committee to determine the appropriate level of compensation for executive officers, including named executive officers for fiscal 2009.

The Compensation Committee, with the assistance of Compensia, has selected a new peer group to benchmark executive officer compensation for Fiscal 2010. Compensia determined that the companies represented in our fiscal

2010 peer group were relevant as the group generally includes similarly-sized technology companies with a market capitalization of less than one billion dollars, primarily focused on software/software programming, with revenues of between $131 million and $360 million, with a median number of approximately 1006 employees. The fiscal 2010 peer group of companies is as follows: Actuate, Advent Software, Ariba, Art Technology Group, Blackbaud, Blackboard, Borland Software, Bottomline Technologies, Echelon, I2 Technologies, , Microstrategy, MSC Software, Pegasystems, QAD, , SPSS, The Ultimate Software Group, Vignette, Websense, and Wind River Systems. Epicor Software, Interwoven and Secure Computing were removed from the peer company group due to size characteristics and/or the effects of mergers /acquisitions. Compensia added Actuate, Art Technology Group, Bottomline Tech, Echelon, IXIA, MSC, ShoreTel, SPSS, Ultimate Software to our peer company group because Compensia and the Compensation Committee believed that they are comparable to Openwave in the context of operations, revenue level, market capitalization, industry segment and market conditions.

Components of Executive Compensation

Our executive compensation package consists of three components: base salary, short-term cash incentive compensation and long-term equity incentive compensation. The Compensation Committee has determined that these three components, with a portion of total compensation allocated to “at-risk” performance based incentives, best align the interest of our executive officers with those of our stockholders. In addition, we believe that the elements that comprise the overall compensation for our executive officers enable us to offer competitive compensation packages to attract and retain the talent we need to pursue our strategic goals. Although the Compensation Committee reviews relevant market compensation data, as provided by Compensia, and uses its judgment to determine the appropriate level and mix of compensation on an annual basis to ensure that compensation is competitive, the Compensation Committee typically targets each component of executive officer compensation at approximately the 50th percentile of our peer group companies, as the Compensation Committee has determined that this percentile is competitive in the context of the relevant market. The Compensation Committee may provide compensation below, or in excess of, the 50th percentile peer group companies in instances in which an executive officer is uniquely key to our success or has a role that does not exactly match the benchmarking data and it may also take in to account an executive’s performance and on-going responsibilities.

Base Salary

The Compensation Committee believes that appropriate base salaries should be used to recognize the experience, skills, knowledge and responsibilities required of each of our executive officers and to allow us to attract and retain officers capable of leading us toward the achievement of our business goals in competitive market conditions. At least on an annual basis, the Compensation Committee reviews the base salaries of our executive officers and adjustments, if necessary, are made to reflect the performance and achievement of corporate and strategic goals, for the individual as well as Openwave, and to reflect competitive market conditions. In addition, the Compensation Committee takes into account each executive officer’s ability: (i) to lead, organize and motivate others; (ii) to develop the skills necessary to mature with Openwave; (iii) to set realistic goals to be achieved for his or her area of responsibility; and (iv) to pursue new business opportunities that will enhance our growth and success.

Short-term Cash Incentives

Our short-term cash incentives are designed to provide cash incentive awards, expressed as a percentage of base salary, based on achievement of corporate and individual performance goals. Our executives and non-executive employees were eligible for payments under our 2009 Corporate Incentive Plan (the “2009 CIP”) that were tied to the achievement of certain financial performance goals and objectives as set forth by our Board of Directors in our fiscal 2009 operating plan (the “2009 Operating Plan”). The Compensation Committee believed that setting short-term cash incentive targets as a significant portion of an executive’s total cash compensation aligned executive performance with our financial performance objectives set forth in the 2009 Operating Plan.

The 2009 CIP mirrored the 2008 CIP in terms of structure. The 2009 CIP had two measures of our financial performance goals, namely quarterly revenue and quarterly non-GAAP operating income or loss. The Compensation Committee determined that these two measures were appropriate because they were considered by the Compensation Committee to be the key financial metrics which would lead to the achievement of our FY 2009 Operating Plan. Openwave calculates non-GAAP operating income or loss by excluding from GAAP operating income or loss costs associated with our past stock option litigation and special investigation, stock-based compensation, amortization of intangibles and acquisition-related costs, restructuring costs and discontinued operations, impairment of goodwill, and retention bonuses related to strategic alternatives. All of these excluded costs are also excluded for reporting non-GAAP results in Openwave’s earnings releases, as they are not directly related to Openwave’s core performance, which the Compensation Committee determined to directly link to executive officer incentive compensation as Openwave’s core performance is the key to its success, and the performance over which the executive officers have the most influence.

Each of the quarterly targets, as set forth in our 2009 Operating Plan as specific quarterly milestones, was measured against actual company results for the quarter, and a percentage of achievement was calculated. The 2009 Operating Plan was considered by the Board to be challenging and represented year over year growth that was within prevailing industry growth rates. The amount paid under the 2009 CIP equaled the amount of the executive’s base salary paid during the three-month performance period multiplied by his or her personal target percentage of base salary, multiplied by the applicable performance modifier set forth below. If a percentage of achievement was less than 80%, then the performance modifier was deemed zero. If a percentage of achievement was at least 80% and less than 90%, the performance modifier was 50%. If a percentage of achievement was at least 90% and less than 100%, the performance modifier was 75%. If a percentage of achievement was at least 100% and less than 110%, the performance modifier was 100%. If a percentage of achievement was at least 110% and less than 125%, the performance modifier was 120%. If a percentage of achievement was 125% or greater, the performance modifier was 150%. Both performance modifiers were added together, then divided by two, to determine the actual payout percentage. The 2009 CIP was structured in this fashion to reward our executives for achieving our 2009 Operating Plan, as well as to provide our executives with strong incentives to outperform our 2009 Operating Plan. In a normal operating environment, this plan would not provide any bonus for achievement under 80% on a performance measure, and only partial bonuses for achievement at less than target milestones. However, as described in the next paragraph, fiscal 2009 was not a normal operating environment for Openwave Systems.

In late fiscal 2008 and in fiscal 2009, Openwave Systems faced significant retention challenges as a result of a number of events, including (1) the announcement of our fiscal Q3/Q4 2008 restructuring plan, (2) the turnover and instability of our management team at that time, and (3) our then outstanding stockholder litigation matters. As a result, employee retention was a significant concern to Openwave, and to our Compensation Committee. In order to address these retention concerns, in April 2008, the Compensation Committee, upon the recommendation of management, determined that it was necessary and appropriate to guarantee a minimum bonus equal to 50% of each eligible employee’s target bonus, including our executive officers, for each quarter in fiscal 2009 (the “CIP Guaranteed Bonus”).

In addition to the CIP Guaranteed Bonus, the Compensation Committee, in a continued effort to retain employees during this period of corporate uncertainty and volatility, and to provide further incentives for our employees to perform, determined that if the following quarterly financial goals were reached for 2009, all eligible employees, including our executive officers, would have been entitled to receive an additional 25% of his or her target bonus (the “Extraordinary Bonus”):

•	Non-GAAP positive operating income for Q1;

•	GAAP positive operating income for Q2; and

•	GAAP positive operating income and cash flow positive for Q3 and Q4, respectively.

Non-GAAP operating income is described above. Notwithstanding the foregoing, the CIP Guaranteed Bonus and the Extraordinary Bonus were to be paid in lieu of and not in addition to, any other amounts paid under the 2009 CIP (and therefore, in no event would the amount paid be greater than 75%). With the exception of Karen J. Willem, who received 100% of her 2009 CIP bonus pursuant to the terms of her employment offer letter, during fiscal 2009, each of the relevant executive officer received the 50% 2009 CIP Guaranteed Bonus for three quarters, and 100% of their 2009 CIP bonus for one quarter. None of our executive officers or employees received the Extraordinary Bonus.

With Openwave becoming more stable due to its improving stock price and corporate performance, our Compensation Committee, as described below, determined that the extraordinary circumstances and retention challenges we faced in fiscal 2009 were no longer pronounced, and as a result eliminated the CIP Guaranteed Bonus and Extraordinary Bonus for fiscal 2010.

In July 2009, the Compensation Committee approved the Executive Corporate Incentive Plan (the “2010 CIP”) for fiscal 2010, and determined that Openwave was operating in a somewhat less volatile and more normal functioning financial and market environment. The primary objective of our 2010 CIP is to incent our executives at the level of Vice President and above to lead us to greater effectiveness, efficiency and success consistent with our pay-for-performance culture. The Compensation Committee is committed to aligning our success directly with our executives’ compensation and the 2010 CIP is designed to reward executives when we achieve our primary financial objectives. We believe our financial targets are most likely to be achieved when all of our executives work together and perform at a high level to lead and manage Openwave, and that such teamwork should be a natural result of the 2010 CIP.

The 2010 CIP bonuses will be paid semi-annually and payment will be based on achievement against corporate bookings (determined based on net bookings-to-date less the amount of any transaction unbooked during the same period) and operating profit/loss (determined on a non-GAAP basis before any 2010 CIP payout.) The rationale for moving from revenue to bookings was two-fold: first, it aligns the executives and employees with the field organization whose compensation is based on bookings; and second, the bulk of current year revenue comes from backlog, meaning that bookings attainment is more reflective of the success of the current executive team in the current fiscal year than revenue, which may be realized in the current year but the executive effort to achieve that revenue occurred in past years. The amount to be paid under the 2010 CIP will equal the amount of the executive’s base salary paid during the six month performance period multiplied by his or her personal target percentage of base salary, multiplied by the applicable performance modifier set forth below. We believe that although these targets are challenging they are not unattainable. If a percentage of achievement is less than 80%, then the performance modifier is deemed zero. If a percentage of achievement is at least 80% and less than 90%, the performance modifier is 50%. If a percentage of achievement is at least 90% and less than 100%, the performance modifier is 75%. If a percentage of achievement is at least 100% and less than 110%, the performance modifier is 100%. If a percentage of achievement is at least 110% and less than 125%, the performance modifier is 120%. If a percentage of achievement was 125% or greater, the performance modifier was 150%.

For performance falling between the ranges contained in the achievement description above, the performance modifier will be determined as follows:

•	80%-100% achievement- the performance modifier will increase 2.5% for each additional percentage point of achievement; and

•	101%-125% achievement- the performance modifier will increase 2.0% for each additional percentage point of achievement.

Long-Term Incentives

Our stock compensation plans have been established to provide selected employees with incentives to help align those employees’ interests with the interests of our stockholders. Historically, the Compensation Committee used a mixture of stock options and restricted stock awards in establishing equity incentives for our executive officers to align their interests with stockholders. However, because our stock price was trading at or below $1.50 for virtually all of fiscal 2009, the difference in value between stock options and restricted stock was not significant, and so our Compensation Committee determined for fiscal 2009 to award solely stock options in fiscal 2009, as they also provide greater incentives for the executives to perform.

The Compensation Committee generally awards stock options and/or restricted stock to executives, including our named executive officers, upon the commencement of their employment and once a year thereafter. The balance between stock options and restricted stock is recommended to the Compensation Committee by management and the Compensation Committee’s independent compensation consultant, if any, and the percentage allocation is consistently applied to all executive officers, including our named executive officers. For example, equity grants were recently made to our executive officers upon each such officer’s commencement of employment; the Compensation Committee considered, among other factors, our performance and stock price, and determined that the equity grants should be made only of stock options to best align the executive officers with the interests of the stockholders. These grants generally occur during the latter half of the calendar year.

Stock Options

Stock options are a major component of our compensation package for executive officers. Stock option grants are typically made to our executive officers at the commencement of their employment and periodically thereafter based on performance objectives. The Compensation Committee determines actual awards to executive officers based upon: a review of competitive compensation data provided by its independent consultant with full share grants valued at the fair market value at the time of grant and stock options valued using the Black-Scholes method; its assessment of individual performance measured against key performance indicators and business objectives; a review of each executive’s existing long-term incentives; and retention considerations. Stock options granted by Openwave have an exercise price equal to the fair market value of our common stock on the date of grant, and typically vest based upon continued employment on a pro-rata basis over a three- or four-year period and, generally, expire ten years after the date of grant. In fiscal 2009, several of our named executive officers were granted awards of stock options.

Perquisites and Other Benefits

We also provide our named executive officers with benefits generally available to our employees, such as healthcare and life and disability insurance, as necessary. Our global benefits philosophy is that health and welfare benefits should provide employees with protection from catastrophic events and such benefits are intended to be competitive in local markets. Other benefits, such as retirement benefits, are intended to be competitive in local markets. Although executive officers participate in the same benefit programs available to all employees, such as Openwave’s 401(k) plan, they also participate in the Executive Severance Benefit Policy (as discussed below), and are parties to Change of Control Severance Agreements (as discussed below). These severance arrangements were adopted in an effort to establish consistency in our executive severance practices and to encourage retention of our executive talent.

Compensation Related to the November 2008 Appointment of Openwave’s Chief Executive Officer

Effective as of November 12, 2008, Kenneth D. Denman was appointed as our Chief Executive Officer. In connection with Mr. Denman’s appointment to serve as our Chief Executive Officer, the Compensation Committee, with input from Compensia, recommended and the Board approved the following compensation:

•	An annual base salary of $450,000;

•	Annual performance-based bonus of $450,000 upon the achievement of objectives to be determined by the Board;

•

An option to purchase 1,500,000 shares of the our common stock, of which 500,000 have an exercise price equal to $0.67, the fair market value on the date of the grant or November 14, 2008, 500,000 shares have an exercise price equal to $2.50 per share, and the remaining 500,000 shares have an exercise price equal to $3.50 per share. These options were granted in these graduating tranches to provide strong incentives to Mr. Denman to grow Openwave and create substantial stockholder value. The second tranche of stock options would not be “in the money” unless Openwave’s stock price increased more than three-fold from the date Mr. Denman became chief executive officer, and the last tranche of stock options would not be “in the money” unless Openwave’s stock price increased more than four-fold from the date Mr. Denman became chief executive officer. 25% of the options vest on the first anniversary of Mr. Denman’s employment commencement date and monthly thereafter over a period of three years. The vesting of the Option is contingent upon Mr. Denman’s continued employment on the applicable vesting dates; and

•	A monthly housing and commuting expense allowance of up to $5,000 per month for a period of one year following the commencement of his employment.

In addition to the foregoing, Mr. Denman’s offer of employment included a severance provision which provides that in the event Mr. Denman is involuntarily terminated within the first 12 months of his employment, he will be entitled to receive a lump sum severance payment equal to 12 months of his then current base salary plus the full amount of his then-current annual target CIP bonus, subject to his execution of a general release of claims. If, following the first twelve months of his employment, Mr. Denman is involuntarily terminated, he will receive a lump sum severance payment equal to six months of his then current base salary plus 50% of his then-current annual target CIP bonus. In addition, Mr. Denman would be entitled to the payment by Openwave of COBRA premiums for health insurance coverage for himself, his spouse and eligible dependents for the lesser of (i) six months and (ii) the date he becomes eligible for health insurance coverage from another source.

The Compensation Committee, in determining Mr. Denman’s compensation, was focused on: implementing a pay for performance compensation package to motivate Mr. Denman to align his interests with those of our stockholders; tying a substantial portion of Mr. Denman’s compensation to his achievement of individual and corporate initiatives and objectives; and attracting and retaining Mr. Denman as justified by his performance; and to provide a severance arrangement consistent with that of our Chief Financial Officer.

Compensation Related to April 2008 Appointment of Interim Chief Executive Officer

On April 21, 2008, the Board appointed Bruce T. Coleman to serve as our Interim Chief Executive Officer during our search for a permanent Chief Executive Officer. In connection with Mr. Coleman’s appointment to serve as our Interim Chief Executive Officer, the Compensation Committee recommended and the Board approved the following compensation:

•	An annual base salary of $540,000;

•	Annual bonus of $360,000 upon the achievement of objectives to be determined by the Board; and

•

an option to purchase 250,000 shares of our common stock, at an exercise price equal to $2.03 per share, vesting monthly over twelve months contingent upon Mr. Coleman’s continued employment on the applicable vesting date, except that in the event that Mr. Coleman’s employment was terminated at any time within the first four months, then his option would have vested with respect to the number of shares that would have vested had Mr. Coleman remained in employment for four months.

The Compensation Committee determined Mr. Coleman’s compensation based upon the compensation of our former Chief Executive Officer, Robert Vrij, which included a total base salary and targeted bonus of $900,000 per year. Based on Mr. Coleman’s interim position, and that his tenure at Openwave may not translate into our improved performance during his tenure, Mr. Coleman’s base salary was set at 60% of the total cash compensation, with the remaining 40% to be paid upon Openwave’s achievement of defined objectives set by the Compensation Committee. Furthermore, the size of Mr. Coleman’s equity awards were established through a comparison of Chief Executive Officer compensation and the minimum four month vesting was due to the minimum expected tenure of Mr. Coleman’s employment.

Mr. Coleman’s employment was terminated on November 12, 2008. In recognition of Mr. Coleman’s service as our Interim Chief Executive Officer, the Compensation Committee awarded Mr. Coleman a cash bonus in the amount of $193,636. In addition, it extended the exercise term of his vested stock option to purchase 145,834 shares of common stock from 90 days to 24 months.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the tax deductibility of certain compensation exceeding $1 million per year paid to Openwave’s Chief Executive Officer and its three other highest paid officers (excluding the Chief Financial Officer) in office at fiscal year end. Pursuant to regulations issued by the Internal Revenue Service, compensation may be paid without regard to this $1 million limit and still comply with Section 162(m) if it meets the requirements for “performance-based” compensation. Among other things, “performance-based” compensation must be paid in accordance with pre-established performance goals and stockholder approval of the material terms of such compensation programs prior to payment. The Compensation Committee’s policy is to structure the compensation of its top executives, including the named executive officers, to the extent practical, so that none of such executives’ compensation becomes non-deductible under Section 162(m). Openwave has not submitted its cash bonus arrangements with its senior executive officers for stockholder approval.

In fiscal 2009, no executive officer’s compensation, as calculated under Section 162(m), exceeded the $1 million limit; as a result, Section 162(m) should not limit the amount of compensation that Openwave will be able to deduct in connection with the items of compensation enumerated above.

The following Report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Openwave specifically incorporates it by reference into such filing.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2009 and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Gerald D. Held (Chair)

Charles E. Levine

William T. Morrow

David C. Nagel

COMPENSATION OF EXECUTIVE OFFICERS – FISCAL 2009

Summary Compensation Table

The following table provides information for the fiscal year ended June 30, 2009 concerning compensation of Openwave’s principal executive and financial officers, former principal executive and financial officers, three most highly compensated executive officers during fiscal 2009, and two most highly compensated former executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Kenneth D. Denman(3)	2009	294,115			53,490	96,712	56,250	85,959	(4)	586,526
Chief Executive Officer

Bruce T. Coleman(5)	2009	202,500	193,636	(6)		(6,127)		29,515	(7)	419,524
Interim Chief Executive Officer	2008	87,955	—		—	21,803	—	—		109,758

Karen J. Willem(8)	2009	294,318				67,270	219,320			580,908
Chief Financial Officer

Anne Brennan(9)	2009	261,214	25,000	(10)	22,555	62,338	54,236			425,343
Interim Chief Financial Officer/Vice President, Head of Finance	2008	223,936	77,253	(11)	19,980	56,785	28,291	—		406,245

Alan M. Park(12)	2009	275,000	51,042	(13)		37,881	75,001			438,924
Senior Vice President, Worldwide Sales

Martin S. McKendry(14)	2009	166,146				12,532	24,350			203,028
Senior Vice President, Engineering

Bruce K. Posey(15)	2009	115,625				11,962	11,719			139,306
Senior Vice President, General Counsel and Corporate Secretary

(1)	Stock and Option awards consist solely of shares of common stock subject to a lapsing right of repurchase in favor of Openwave. Amounts shown reflect the dollar amount recognized for financial statement reporting purposes (disregarding forfeiture assumptions) for fiscal 2009 in accordance with FAS No. 123R and thus may include amounts for stock awards or stock options granted in and prior to fiscal 2009. The assumptions used in the valuation of these awards are set forth in Note 11 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009.
(2)	Consist solely of amounts received by such individual pursuant to our short-term cash incentive program, Corporate Incentive Plan, for fiscal year 2009 and 2008, respectively. As disclosed in the Compensation Discussion and Analysis, the amounts paid under the CIP for three quarters of fiscal 2009 were pursuant to the CIP Replacement Bonus, other than the CIP payments made to Ms. Willem which were guaranteed at 100% for fiscal 2009 pursuant to the terms of her employment offer letter.
(3)	Mr. Denman was appointed Chief Executive Officer on November 12, 2008.
(4)	Represents $63,000 in fees earned during the time that Mr. Denman served as a non-employee director, and the remainder represents commuting and housing expense reimbursements.
(5)	Mr. Coleman served as our Interim Chief Executive Officer until his departure on November 12, 2008.
(6)	Represents a one-time bonus in recognition of Mr. Coleman’s service as our Interim Chief Executive Officer.
(7)	Represents commuting and housing reimbursements.
(8)	Ms. Willem was appointed Senior Vice President and Chief Financial Officer on July 8, 2008.

(9)	Ms. Brennan served as our Interim Chief Financial Officer until Openwave appointed its permanent Chief Financial Officer on July 8, 2008. Ms. Brennan now serves as Vice President, Head of Finance.
(10)	Represents a $5,000 monthly bonus payment for her service as Interim Chief Financial Officer and a $20,000 one-time bonus in recognition of Ms. Brennan’s service as our Interim Chief Financial Officer.
(11)	Consists of a retention bonus in the amount of $52,253 and a $25,000 cumulative bonus for serving as Interim Chief Financial Officer for five months.
(12)	Mr. Park was appointed Senior Vice President, Worldwide Sales on August 1, 2008.
(13)	Represents a one-time bonus in lieu of Mr. Park’s participation in the Corporate Incentive Plan during the first quarter of fiscal 2009.
(14)	Dr. McKendry was appointed Senior Vice President, Engineering on January 30, 2009. Dr. McKendry served as our Interim Senior Vice President, Engineering from November 24, 2008 to January 29, 2009.
(15)	Mr. Posey was appointed Senior Vice President, General Counsel and Corporate Secretary on January 30, 2009.

Employment Arrangements and Offers of Employment with Our Named Executive Officers

We have entered into employment arrangements or written offers of employment with each of our named executive officers. The employment of each named executive officer may be terminated at any time at the discretion of our Board, subject, however, to certain severance obligations discussed under the heading “Potential Payments Upon Termination or Change-in-Control” below.

Kenneth D. Denman—Chief Executive Officer

On November 4, 2008, Mr. Denman executed our written offer of employment to serve as our Chief Executive Officer. The written offer of employment specifies that Mr. Denman’s employment with us is “at-will.” Mr. Denman’s current annual base compensation is $450,000. He is currently eligible to receive semi-annual target incentive compensation equal to a targeted amount of 100% of his annual base compensation actually earned for each six-month performance period, determined based on Openwave’s achievement level against financial objectives. In connection with his agreement to serve as Chief Executive Officer, the Board of Directors granted him an option to purchase 1,500,000 shares of common stock, of which 500,000 have an exercise price equal to $0.65, the fair market value on the date of the grant, 500,000 shares have an exercise price equal to $2.50 per share, and the remaining 500,000 shares have an exercise price equal to $3.50 per share. 25% of the options shall vest on the first anniversary of Mr. Denman’s employment commencement date and monthly thereafter over a period of three years. In addition, Mr. Denman was granted a monthly housing and commuting expense allowance of up to $5,000 per month for a period of one year following the commencement of his employment.

Bruce T. Coleman—Interim Chief Executive Officer

On April 21, 2008, Mr. Coleman executed our written offer of employment to serve as our Interim Chief Executive Officer. The written offer of employment specified that Mr. Coleman’s employment with us was “at-will.” Mr. Coleman’s annual base compensation was $540,000. He was eligible to receive an annual target bonus of $360,000, paid quarterly. In connection with his agreement to serve as Interim Chief Executive Officer, the Board granted him an option to purchase 250,000 shares of Common Stock, with an exercise price of $2.03 per share which was subject to vesting in monthly installments. As indicated above, Mr. Coleman’s employment was terminated on November 12, 2008.

Karen J. Willem—Senior Vice President and Chief Financial Officer

On July 7, 2008, Ms. Willem executed our written offer of employment to serve as our Senior Vice President and Chief Financial Officer. The written offer of employment specifies that Ms. Willem’s employment is “at-will.” Ms. Willem’s current annual base compensation is $300,000. She is currently eligible to receive semi-annual incentive compensation equal to a targeted amount of 100% of her annual base compensation actually earned for each six- month performance period, determined based on our achievement level against financial objectives. Ms. Willem’s incentive compensation was guaranteed at 100% for fiscal 2009. Furthermore, in connection with her agreement to serve as our Senior Vice President and Chief Financial Officer, the Board of Directors granted her an option to purchase 400,000 shares of Common Stock, with an exercise price of $1.51 per share which vests monthly over the subsequent 48 months, subject to her continued employment.

Martin S. McKendry—Senior Vice President, Engineering

On January 29, 2009, Dr. McKendry executed our written offer of employment to serve as our Senior Vice President, Engineering. The written offer of employment specifies that Dr. McKendry’s employment is “at-will.” Dr. McKendry’s current annual base compensation is $275,000. He is currently eligible to receive semi-annual incentive compensation equal to a targeted amount of 50% of his annual base compensation actually earned for each six- month performance period, determined based on our achievement level against financial objectives. Furthermore, in connection with his agreement to serve as our Senior Vice President, Engineering, the Board of Directors granted him an option to purchase 300,000 shares of Common Stock, with an exercise price of $0.80 per share which vests monthly over the subsequent 48 months, subject to his continued employment.

Alan M. Park—Senior Vice President, Worldwide Sales

On August 20, 2008, Mr. Park executed our written offer of employment to serve as our Senior Vice President, Worldwide Sales. The written offer of employment specifies that Mr. Park’s employment is “at-will.” Mr. Park’s current base compensation is $300,000. He is currently eligible to receive semi-annual incentive compensation equal to a targeted amount of 100% of his annual base compensation actually earned for each six-month performance period, determined based on our achievement level against financial objectives. Furthermore, in connection with his agreement to serve as our Senior Vice President, Worldwide Sales, the Board of Directors granted him an option to purchase 250,000 shares of Common Stock, with an exercise price of $1.49 per share which vests monthly over the subsequent 48 months, subject to his continued employment.

Bruce K. Posey—Senior Vice President, General Counsel and Corporate Secretary

On January 29, 2009, Mr. Posey executed our written offer of employment to serve as our Senior Vice President, General Counsel. The written offer of employment specifies that Mr. Posey’s employment is “at-will.” Mr. Posey’s current annual base compensation is $275,000. He is currently eligible to receive semi-annual incentive compensation equal to a targeted amount of 50% of his annual base compensation actually earned for each six- month performance period, determined based on our achievement level against financial objectives. Furthermore, in connection with his agreement to serve as our Senior Vice President, General Counsel, the Board of Directors granted him an option to purchase 300,000 shares of Common Stock, with an exercise price of $0.80 per share which vests monthly over the subsequent 48 months, subject to his continued employment.

Anne Brennan—Vice President, Finance

On July 7, 2008, Ms. Brennan was appointed Vice President, Head of Finance. Ms. Brennan served as our Interim Chief Financial Officer from January 14, 2008 to July 7, 2009. Ms. Brennan’s current base compensation is $255,730. She is also entitled to receive semi-annual incentive compensation equal to a targeted amount of 35% of her annual base compensation actually earned for each six-month performance period, determined based on a combination of our achievement level against financial objectives. On July 17, 2009, in recognition of Ms. Brennan’s services to Openwave through the hiring of our permanent Chief Financial Officer, Karen J. Willem, and as a retention incentive, she was awarded a $20,000 cash bonus and was granted an option to purchase 75,000 shares of our common stock at an exercise price of $1.51 per share, vesting pro rata monthly over 36 months.

Grants of Plan-Based Awards—Fiscal 2009

The following table provides information concerning awards made by Openwave to its named executive officers in fiscal 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Option Awards: Number of Securities Underlying Options(#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(4)
		Threshold ($)	Target ($)(2)	Maximum ($)
Kenneth D. Denman	11/14/2008	225,000	450,000	675,000	500,000	0.65	147,150
	11/14/2008				500,000	2.50	43,350
	11/14/2008				500,000	3.50	27,800
Bruce T. Coleman(5)	—	—	—	—	—	—	—
Karen J. Willem	7/17/2008	300,000	300,000	450,000	400,000	1.51	280,680
Anne Brennan	7/17/2008	44,753	89,506	134,259	75,000	1.51	53,595
	5/28/2009				50,000	1.57	41,825
Alan M. Park	8/18/2008	150,000	300,000	450,000	250,000	1.49	173,100
Martin S. McKendry	2/17/2009	68,750	137,500	206,250	300,000	0.80	129,780
Bruce K. Posey	2/17/2009	68,750	137,500	206,250	300,000	0.80	129,780

(1)	Payments under our 2009 CIP, as described above, are subject to performance modifiers, with a threshold of 50%, a target of 100%, and a maximum of 150%. The performance modifiers are multiplied by the named executive officer’s target percentage and his or her base salary on a quarterly basis.
(2)	This column sets forth the aggregate annual target amount of each named executive officer’s quarterly cash bonus award for the year ended June 30, 2009 for each of our named executive officers. The actual cash bonus award earned for the year ended June 30, 2009 for each named executive officer is set forth in the 2009 Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended June 30, 2009.
(3)	All of the options granted to our named executive officers in fiscal 2009 were granted under our 2006 Stock Incentive Plan.
(4)	Represents the grant date fair value of such award determined in accordance with FAS 123R, calculated using the Black-Scholes model.
(5)	Mr. Coleman did not participate in the 2009 CIP. In addition, the Board did not grant Mr. Coleman any stock options in fiscal 2009.

Material Terms of Plans that Govern Share-Based Awards

On October 16, 2005, Openwave’s 1995 Plan (formerly the Software.com, Inc. 1995 Stock Option Plan) (the “1995 Stock Plan”) expired, and, accordingly, options can no longer be granted under the 1995 Stock Plan. A total of 17,743,215 shares of common stock had previously been authorized for issuance under the 1995 Stock Plan. The 1995 Stock Plan provides incentive stock options, non-statutory stock options and restricted stock purchase rights to employees and consultants of the company and its affiliates. Each share of common stock issued pursuant to a stock option or restricted stock purchase right shall reduce the shares subject to the 1995 Stock Plan by one (1) share. The exercise price of options granted under the 1995 Stock Plan is usually equal to the fair market value of Openwave’s common stock on the date of grant, except as disclosed in Openwave’s 10-K/A for the fiscal year ended June 30, 2006.

The exercise price of restricted stock purchase rights granted under the 1995 Stock Plan is $0.00. Options issued under the 1995 Stock Plan generally expire ten years from the date of grant. Vesting periods are determined by the plan administrator and generally provide for shares to vest ratably over a period of three to four years, with options for new employees generally including a one-year cliff vesting period. As of June 30, 2009, options to purchase a total of 737,028 shares were outstanding under the 1995 Stock Plan. Additionally, options to purchase 1,742 shares under several other plans from which options are no longer granted are outstanding as of June 30, 2009.

On September 25, 2006, Openwave’s 1996 Stock Plan (formerly the Phone.com, Inc. 1996 Stock Plan) (the “1996 Stock Plan”) expired and, accordingly, options can no longer be granted under the 1996 Stock Plan. A total of 12,262,282 shares of common stock had previously been authorized for issuance under the 1996 Stock Plan. The 1996 Stock Plan provides incentive stock options, non-statutory stock options and restricted stock purchase rights to employees and consultants of the company and its affiliates. Each share of common stock issued pursuant to a stock option or restricted stock purchase right shall reduce the shares subject to the 1996 Stock Plan by one (1) share. The exercise price of options granted under the 1996 Stock Plan is generally equal to the fair market value of Openwave’s common stock on the date of grant, except as disclosed in Openwave’s 10-K/A for the fiscal year ended June 30, 2006. The exercise price of restricted stock purchase rights granted under the 1996 Stock Plan is $0.00. Options issued under the 1996 Stock Plan generally expire ten years from the date of grant. Vesting periods are determined by the plan administrator and generally provide for shares to vest ratably over a period of three to four years, with options for new employees generally including a one-year cliff vesting period. As of June 30, 2009, options to purchase a total of 684,968 shares were outstanding under the 1996 Stock Plan.

The Openwave Systems Inc. 2001 Stock Compensation Plan (“2001 Stock Plan”) provides for the issuance of non-statutory stock options, nonvested stock bonus awards and nonvested stock purchase awards to directors, employees and consultants of Openwave. The 2001 Stock Plan serves as the successor to certain plans of Openwave and plans acquired by Openwave. No further grants will be made under the predecessor plans; however, each outstanding option granted under a predecessor plan shall continue to be governed by the terms and conditions of the predecessor plan under which it was granted. A total of 4,068,128 shares of common stock have been reserved for issuance under the 2001 Stock Plan. Under the 2001 Stock Plan, the exercise price for nonstatutory options is determined by the plan administrator and may be above or below the fair market value of Openwave’s common stock on the date of grant. Options issued under the 2001 Stock Plan generally expire ten years from the date of grant. Vesting periods are determined by the plan administrator and generally provide for shares to vest ratably over a period of three to four years, with options for new employees generally including a one-year cliff period. As of June 30, 2009, Openwave had a total of 119,846 shares of common stock available for grant, and options for a total of 735,981 shares were outstanding under the 2001 Stock Plan.

The Openwave Systems Inc. 2006 Stock Incentive Plan, as amended (“2006 Stock Plan”), which was approved by the stockholders at Openwave’s annual meeting held on December 4, 2008, provides incentive stock options, non-statutory stock options, restricted stock purchase rights and stock appreciation rights to employees and consultants of Openwave and its affiliates. The plan also provides restricted stock bonus, phantom stock units, restricted stock units, performance shares bonus and performance share units (“Full-Value Stock Award”). A total of 17,000,000 shares of common stock have been reserved for issuance under the 2006 Stock Plan. Each share of common stock issued pursuant to a stock award granted under this Plan shall reduce the share reserve by one (1) share; provided, however that each Full-Value Stock Award shall reduce the share reserve by one and one-half (1.5) shares. The exercise price of options granted under the 2006 Stock Plan is equal to the fair market value of Openwave’s common stock on the date of grant. The exercise price of restricted stock purchase rights granted under the 1996 Stock Plan is $0.00. Options issued under the 2006 Stock Plan generally expire ten years from the date of grant. Vesting periods are determined by the plan administrator and generally provide for shares to vest ratably over a period of three to four years, with options for new employees generally including a one-year cliff vesting period. As of June 30, 2009, Openwave had a total of 10,868,662 shares of common stock available for grant, and awards for a total of 5,837,748 shares were outstanding under the 2006 Stock Plan.

Exhibit B to the Stock Option Agreements executed on connection with awards from the 1995 Stock Plan, the 1996 Stock Plan and the 2006 Stock Plan may provide for certain acceleration of vesting in the event of a proposed merger of Openwave with or into another corporation or a sale of all or substantially all of Openwave’s assets as discussed in “Potential Payments Upon Termination or Change-in-Control” below.

Outstanding Equity Awards at Fiscal Year-End—Fiscal 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable*		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Kenneth D. Denman	0	(1)	500,000	3.50	11/14/2018	—		—
	0	(1)	500,000	2.50	11/14/2018	—		—
	0	(1)	500,000	0.65	11/14/2018	—		—
	8,000	(2)	16,000	2.47	1/10/2018	12,000	(3)	26,880
	6,000	(4)	3,000	8.84	1/17/2017	2,000	(5)	4,480
	9,000	(6)	0	19.59	1/12/2016	—		—
	30,000	(7)	0	13.46	1/13/2015	—		—
	30,000	(8)	0	9.23	5/6/2014	—		—
	20,000	(9)	0	11.098	4/23/2014	—		—

Bruce T. Coleman	145,834	(10)	0	2.03	11/14/2010	—		—

Karen J. Willem	91,660	(11)	308,340	1.51	7/17/2018	—		—

Anne Brennan	1,388	(12)	48,612	1.57	5/28/2019	—		—
	22,916	(13)	52,084	1.51	7/17/2018	—		—
	8,140	(14)	0	4.27	9/17/2017	85	(15)	190
	—		—	—	—	2,500	(16)	5,600
	13,750	(17)	1,250	8.76	9/22/2016	—		—
	2,000	(18)	0	16.64	10/6/2015	—		—
	5,000	(19)	0	14.70	12/20/2014	—		—
	2,500	(20)	0	10.50	12/18/2013	—		—
	1,233	(21)	0	12.66	10/27/2013	—		—
	82	(22)	0	2.72	9/11/2012	—		—

Alan M. Park	52,083	(23)	197,917	1.49	8/18/2018	—		—

Martin S. McKendry	43,750	(24)	256,250	0.80	2/17/2019	—		—

Bruce K. Posey	31,250	(25)	268,750	0.80	2/17/2019	—		—

*	Stock options become exercisable with respect to shares only when the shares are vested.
(1)	The option vests over a four-year period, with one-fourth of the shares vesting on the first anniversary after the vesting commencement date of November 12, 2008, and the remaining shares to vest monthly thereafter.
(2)	The option became exercisable with respect to 8,000 shares on January 10, 2009 with the remaining shares to vest in two (2) equal installments on January 10, 2010 and January 10, 2011.

(3)	The unvested portion of this restricted stock award is scheduled to vest in two (2) equal installments on January 10, 2010 and January 10, 2011.
(4)	The option will be fully exercisable on January 17, 2010.
(5)	The unvested portion of the restricted stock award is scheduled to vest on January 17, 2010.
(6)	The option became fully exercisable on January 12, 2009.
(7)	The option became fully exercisable on January 13, 2009.
(8)	The option became fully exercisable on May 6, 2008.
(9)	The option became fully exercisable on April 15, 2008.
(10)	The Compensation Committee amended Mr. Coleman’s Stock Option Agreement to extend the exercise term after the cessation of his employment on November 12, 2008 from 90 days to 24 months.
(11)	The option became exercisable with respect to 8,333 shares on August 8, 2008 with 1/48th of the remaining shares to vest monthly thereafter until fully vested.
(12)	The option became exercisable with respect to 1,388 shares on June 28, 2009 with 1/36th of the remaining shares to vest monthly thereafter until fully vested.
(13)	The option became exercisable with respect to 2,083 shares on August 1, 2008 with 1/36th of the remaining shares to vest monthly thereafter until fully vested.
(14)	The option became fully exercisable on March 17, 2009.
(15)	The unvested portion of this restricted stock award is scheduled to fully vest on September 15, 2010.
(16)	The unvested portion of the restricted stock award is scheduled to vest in two (2) equal installments on May 15, 2010 and May 15, 2011.
(17)	The option became exercisable with respect to 416 shares on March 22, 2007 and 1/36th of the remaining shares to vest monthly thereafter until fully vested.
(18)	The option became fully exercisable on October 6, 2008.
(19)	The option became fully exercisable on December 20, 2007.
(20)	The option became fully exercisable on December 18, 2007.
(21)	The option became fully exercisable on July 2, 2005.
(22)	The option became fully exercisable on September 11, 2005.
(23)	The option became exercisable with respect to 5,208 shares on September 1, 2008 with 1/48th of the remaining shares to vest monthly thereafter until fully vested.
(24)	The option became exercisable with respect to 6,250 shares on December 24, 2008 with 1/48th of the remaining shares to vest monthly thereafter until fully vested.
(25)	The option became exercisable with respect to 6,250 shares on February 28, 2009 with 1/48th of the remaining shares to vest monthly thereafter until fully vested.

Option Exercises and Stock Vested—Fiscal 2009

There were no options exercised by our named executive officers in fiscal 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kenneth D. Denman	6,000	4,560
	2,000	1,520
	2,000	1,160
Bruce T. Coleman	—	—
Karen J. Willem	—	—
Anne Brennan	8,465	6,772
	1,250	1,500
Alan M. Park	—	—
Martin S. McKendry	—	—
Bruce K. Posey	—	—

Potential Payments Upon Termination or Change-in-Control

Each of our named executive officers is eligible to participate in our Executive Severance Benefit Policy (the “Severance Policy”). In addition, we have entered into change of control severance agreements (“Change of Control Agreements”) with each of the named executive officers. The terms of the Severance Policy and the Change of Control Agreements are described below. The information in the table below describes and estimates certain compensation that would become payable under the Severance Policy and the Change of Control Agreements (excluding payments for continued educational assistance benefits and outplacement assistance as such amounts are not calculable and in any event would be less than $10,000) if the named executive officer’s employment had terminated on June 30, 2009, given the named executive’s compensation and service levels as of such date and, if applicable, based on Openwave’s closing stock price, $2.24, on June 30, 2009. These benefits are greater than, and supersede, benefits available generally to salaried employees, such as severance, disability benefits and accrued salary and vacation benefits.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts included the timing during the year of any such event, our stock price and the named executive officer’s age. There can be no assurance that a termination or change in control would produce the same or similar results as those described if occurring on another date or another price, or if any assumption used to prepare this information is not correct in fact.

Name	For Cause Termination	Involuntary Termination(1)	Termination Following a Change of Control(2)
Kenneth D. Denman
Severance	$0	$900,000	$1,800,000
Accelerated Vesting of Long-Term Incentives	$0	—	$826,360
COBRA premium reimbursements	$0	$6,564	$19,692

Total	$0	$906,564	$2,646,052

Karen J. Willem
Severance	$0	$600,000	$900,000
Accelerating Vesting of Long-Term Incentives	$0	—	$225,088
COBRA Premium reimbursements	$0	$6,564	$19,692

Total	$0	$606,564	$1,144,780

Anne Brennan
Severance	$0	$127,865	$345,236
Accelerated Vesting of Long-Term Incentives	$0	—	$76,382
COBRA premium reimbursements	$0	$6,564	$19,692

Total	$0	$134,429	$441,310

Alan M. Park
Severance	$0	$600,000	$900,000
Accelerated Vesting of Long-Term Incentives	$0	—	$148,438
COBRA premium reimbursements	$0	$6,564	$19,692

Total	$0	$606,564	$1,068,130

Martin S. McKendry
Severance	$0	$137,500	$618,750
Accelerated Vesting of Long-Term Incentives	$0	—	$369,000
COBRA premium reimbursements	$0	$6,564	$19,692

Total	$0	$144,064	$1,007,442

Bruce K. Posey
Severance	$0	$137,500	$618,750
Accelerated Vesting of Long-Term Incentives	$0	—	$387,000
COBRA premium reimbursements	$0	$6,564	$19,692

Total	$0	$144,064	$1,025,442

(1)	Reflects payments under our Severance Policy for each of our name executive officers, excluding Messrs. Denman, Park and Ms. Willem whose amounts reflect payments under their respective severance arrangements as set forth below.
(2)	Reflects payments under the Change of Control Agreements.

Executive Severance Benefit Policy

Each of our named executive officers is eligible to participate in our Severance Policy. Under this policy, if the termination of any employee of Vice President level or higher constitutes an “involuntary termination,” the executive will be entitled to: (i) continuation of base salary for six months, (ii) payment by Openwave of COBRA premiums for health insurance coverage for the executive, his spouse and eligible dependents for the lesser of (1) six months and

(2) the date the executive becomes eligible for health insurance coverage from another source, (iii) continued educational assistance benefits through the end of the then-current course term, and (iv) up to six months of outplacement assistance; provided that the executive executes a release of claims. For the purposes of the Severance Policy, “involuntary termination” is defined as the termination of an eligible executive officer which is not for “cause” or any actual or purported termination for “cause” for which the grounds relied upon are not valid; or by the eligible executive officer within 90 days following Openwave’s failure to obtain an assumption of the Severance Policy by any successor to Openwave pursuant to a purchase, merger, consolidation, consolidation, liquidation or otherwise. “Cause” is defined as (i) failure by the eligible executive to devote sufficient time and effort to the performance of his or her duties; (ii) failure by the eligible executive to perform one or more duties to the satisfaction of Openwave after notice and an opportunity to cure such failure, (iii) repeated unexplained or unjustified absences from Openwave; (iv) a material and willful violation of any federal or state law which if made public would injure the business or reputation of Openwave; (v) refusal or willful failure to act in accordance with any specific lawful direction or order of Openwave or stated written policy of Openwave; (vi) commission of any act of fraud with respect to Openwave; or (vii) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of Openwave, in each case as reasonably determined by Openwave or its Board.

Any benefits or payments provided under the Severance Policy will be reduced by any amounts paid to any eligible executive pursuant to any other policy or arrangement maintained by Openwave providing for severance or any change in control severance agreement or employment agreement the executive has with us that provides for payments contingent on the executive’s termination of employment and based on continuation of base salary.

Change of Control Severance Agreements

We have entered into Change of Control Agreements with each of our named executive officers, pursuant to which such named executive officers are entitled to receive severance payments, accelerated vesting of all unvested equity awards and continuation of medical, dental and vision benefits in the event the executive is terminated without “cause” or the executive “involuntarily terminates” his or her employment any time during the period commencing two months prior to a “change of control” and ending 18 months after the change of control; provided that, in the case of an involuntary termination, the executive would be required to terminate his employment within three months following the occurrence of one of the specified events constituting an involuntary termination.

“Involuntary termination” is defined as the termination of the executive’s employment or his or her resignation from Openwave, as applicable, in either case upon or within three months after the occurrence of any of the following events: (i) without the executive’s express written consent, the material reduction of his or her duties, authority, responsibilities, job title or reporting relationships relative to his or her duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the executive of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without the executive’s express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to him or her immediately prior to such reduction; (iii) a material reduction by Openwave in the base salary of the executive as in effect immediately prior to such reduction; (iv) a material reduction by Openwave in the kind or level of employee benefits, including bonuses, to which the executive was entitled immediately prior to such reduction with the result that his or her overall benefits package is materially reduced; (v) the relocation of the executive to a facility or a location more than 25 miles from the his or her then present location, without his or her express written consent; (vi) any termination of the executive by Openwave which is not effected for disability or for “cause”, or any actual or purported termination effected by Openwave for disability or for “cause” for which the grounds relied upon are not valid; (vii) the failure of Openwave to obtain the assumption of the executive’s change of control and severance agreement by any successor to Openwave whether direct or indirect or by purchase, merger, consolidation, consolidation, liquidation or otherwise; or (viii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the executive. For purposes of clause (i) of the immediately preceding sentence, the executive’s responsibilities shall be deemed to be materially reduced if he or she is no longer an executive officer of the successor. Notwithstanding the foregoing, an involuntary termination is only deemed to have occurred upon the executive’s resignation if (i) he or she provides notice to Openwave within 90 days after the initial occurrence of the event forming the basis for the resignation and (ii) Openwave fails to substantially cure the event within 30 days after receiving notice.

“Cause” is defined as (i) gross negligence or willful misconduct in the performance of the executive’s duties; (ii) repeated unexplained or unjustified absences; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of Openwave as reasonably determined by the Board of Directors; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of Openwave or one of its stated lawful written policies; (v) commission of any act of fraud with respect to Openwave; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of Openwave, in each case as reasonably determined by the Board of Directors.

“Change of control” means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of Openwave to a person or group of related persons that will continue the business of Openwave in the future;

(ii) A merger or consolidation involving Openwave in which the voting securities of Openwave owned by its stockholders immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than 50% of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner of the voting securities of Openwave immediately prior to such merger or consolidation, and (2) is a beneficial owner (or is part of a group of related persons that is a beneficial owner) of more than 20% of the securities of Openwave immediately after such merger or consolidation, shall be excluded from the list of “stockholders immediately prior to such merger or consolidation” for purposes of the preceding calculation); or

(iii) The direct or indirect acquisition of beneficial ownership of at least 50% of the voting securities of Openwave by a person or group of related persons; provided, that “person or group of related persons” shall not include Openwave, one of its subsidiaries, or an employee benefit plan sponsored by Openwave or one of its subsidiaries (including any trustee of such plan acting as trustee).

Under the Change of Control Agreements of each of our named executive officers, in the event of a qualifying termination of employment in connection with a change of control, each would have been entitled to receive a lump sum cash payment equal to the sum of the executive’s then current annual base salary and target annual bonus multiplied by a factor of one and one-half (1.5) (a factor of one (1) with respect to Ms. Brennan who is not an executive officer), less our applicable withholding taxes or other withholding obligations, plus continuation of medical, dental and vision benefits for himself and his eligible dependants for 18 months (12 months with respect to Ms. Brennan). In addition, all unvested options held by our named executive officer will immediately vest and become exercisable and all other stock awards will immediately vest.

The terms of the Change of Control Agreements provide that in the event of the termination of employment in connection with a change of control of our Chief Executive Officer, Mr. Denman would be entitled to receive a lump sum cash payment equal to the sum of the his then-current annual base salary and target annual bonus multiplied by a factor of two, less our applicable withholding taxes or other withholding obligations, plus continuation of medical, dental and vision benefits for himself or herself and his eligible dependents for 18 months.

1995 and 1996 Stock Plans

The 1995 Stock Plan and the 1996 Stock Plan each provides that in the event of a proposed merger of Openwave with or into another corporation or a sale of all or substantially all of our assets, outstanding options and stock purchase rights will be assumed or substituted by the successor corporation; however, if the successor corporation does not agree to assume or substitute such options and purchase rights, then the options and purchase rights will terminate upon the closing of such merger or sale of assets.

2006 Stock Incentive Plan

Under our 2006 Stock Incentive Plan (“2006 Stock Plan”), in the event of a “change in control” (as defined in the 2006 Stock Plan), the surviving entity or acquiring entity may be required to assume or substitute for equivalent awards all outstanding awards under the 2006 Plan; provided that if the awards are not assumed or substituted, then the Board of Directors may: (1) require a cash payment in exchange for the cancellation of any award, (2) continue the awards or (3) notify participants holding options, stock appreciation rights, phantom stock units, restricted stock units or performance share units, that they must exercise or redeem such awards at or prior to the closing of a transaction constituting a change in control and that such awards will terminate if not exercised or redeemed. The agreements with our executive officers for grants of options or other stock awards made under the 2006 Stock Plan provide that in the event of a “corporate transaction” (as defined in the stock award agreement), outstanding options will be assumed or substituted for unless the successor corporation does not agree to such assumption or substitution, in which case the options and the unvested portion of any other stock awards will terminate upon the closing of such transaction unless the Board of Directors expressly determines otherwise.

Denman Severance Arrangement

Pursuant to the terms of Mr. Denman’s offer of employment, if Mr. Denman is involuntarily terminated (as defined below) within the first 12 months of his employment, subject to his execution of a general release of claims, he would have received a lump sum severance payment equal to twelve months of his then current base salary plus the full amount of his then-current annual target CIP bonus. If, following the first 12 months of his employment, Mr. Denman is involuntarily terminated, he will receive a lump sum severance payment equal to six months of his then current base salary plus 50% of his then-current annual target CIP bonus. In addition, Mr. Denman would be entitled to the payment by Openwave of COBRA premiums for health insurance coverage for himself, his spouse and eligible dependents for the lesser of (i) six months and (ii) the date he becomes eligible for health insurance coverage from another source.

In Mr. Denman’s severance arrangement, “involuntary termination” is defined as a termination of employment which is not for “cause” or any actual or purported termination for “cause” for which the grounds relied upon are not valid means. In addition, “involuntary termination” means Mr. Denman’s resignation from Openwave within three months after the occurrence of any of the following events: (i) without Mr. Denman’s express written consent, the material reduction of his duties, authority, responsibilities, job title, or reporting relationships relative to his duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to him of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without

Mr. Denman’s express written consent, a material reduction of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to him immediately prior to such reduction; (iii) without Mr. Denman’s express written consent, a reduction of 10% or more in his base salary as in effect immediately prior to such reduction (unless such reduction is part of a program generally applicable to other Openwave executives); (iv) a material reduction in the kind or level of employee benefits, including bonuses, to which he was entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced (unless such reduction is part of a program generally applicable to other Openwave executives); (v) Mr. Denman’s relocation to a facility or a location more than 25 miles from his then present location, without his express written consent; (vi) the failure of Openwave to obtain the assumption of his offer of employment by any successors to Openwave; or (vii) any act or set of facts or circumstances which would, under California case law or statute, constitute his constructive termination. Notwithstanding the foregoing, Mr. Denman’s resignation shall not be an Involuntary Termination unless (i) he provides written notice of the applicable event or circumstances within 30 days after his knowledge of such event to the General Counsel and (ii) Openwave fails to correct the event or circumstance within 30 days after receipt of such notice.

“Cause” is defined as: (i) any material act of theft, dishonesty, misconduct, or falsification of any employment or Openwave records; (ii) any knowing or improper disclosure of Openwave’s confidential or proprietary information: (iii) any willful action that has a material detrimental effect on Openwave’s reputation or business; (iv) any ongoing failure or inability to perform any reasonably assigned duties after written notice of, and a reasonable opportunity to cure, such failure or inability; (v) any knowing and material violation of any Openwave policy or code of conduct; (vi) conviction (including any plea of guilty or no contest) for any criminal act that materially impairs his ability to perform his duties under the offer of employment; or (vii) any material breach of any agreement with Openwave.

Willem Severance Arrangement

Pursuant to the terms of Ms. Willem’s offer of employment, if Ms. Willem was involuntarily terminated (as defined below) within the first 12 months of her employment, subject to her execution of a general release of claims, she would have received a lump sum severance payment equal to 12 months of her then current base salary plus the full amount of her then-current annual target CIP bonus. If, following the first 12 months of her employment, Ms. Willem is involuntarily terminated, she will receive a lump sum severance payment equal to six months of her then current base salary plus 50% of her then-current annual target CIP bonus. In addition, Ms. Willem would be entitled to the payment by Openwave of COBRA premiums for health insurance coverage for herself, her spouse and eligible dependents for the lesser of (i) six months and (ii) the date she becomes eligible for health insurance coverage from another source.

In Ms. Willem’s severance arrangement, “involuntary termination” is defined as a termination of employment which is not for “cause” or any actual or purported termination for “cause” for which the grounds relied upon are not valid means. In addition, “involuntary termination” means Ms. Willem’s resignation from Openwave within three months after the occurrence of any of the following events: (i) without her express written consent, the material reduction of her duties, authority, responsibilities, job title, or reporting relationships relative to her duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to her of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without her express written consent, a material reduction of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to her immediately prior to such reduction; (iii) without her express written consent, a reduction of 10% or more in her base salary as in effect immediately prior to such reduction (unless such reduction is part of a program generally applicable to other Openwave executives); (iv) a material reduction in the kind or level of employee benefits, including bonuses, to which she was entitled immediately prior to such reduction with the result that her overall benefits package is significantly reduced (unless such reduction is part of a program generally applicable to other Openwave executives); (v) her relocation to a facility or a location more than 25 miles from her then present location, without her express written consent; (vi) the failure of Openwave to obtain the assumption of her offer of employment by any successors to Openwave; or (vii) any act or set of facts or circumstances which would, under California case law or statute, constitute her constructive termination. Notwithstanding the foregoing, Ms. Willem’s resignation shall not be an Involuntary Termination unless (i) she provides written notice of the applicable event or circumstances within 30 days after her knowledge of such event to the General Counsel and (ii) Openwave fails to correct the event or circumstance within 30 days after receipt of such notice.

“Cause” is defined as: (i) any material act of theft, dishonesty, misconduct, or falsification of any employment or Openwave records; (ii) any knowing or improper disclosure of Openwave’s confidential or proprietary information: (iii) any willful action that has a material detrimental effect on Openwave’s reputation or business; (iv) any ongoing failure or inability to perform any reasonably assigned duties after written notice of, and a reasonable opportunity to cure, such failure or inability; (v) any knowing and material violation of any Openwave policy or code of conduct; (vi) conviction (including any plea of guilty or no contest) for any criminal act that materially impairs his ability to perform her duties under the offer of employment; or (vii) any material breach of any agreement with Openwave.

Park Severance Arrangement

Pursuant to the terms of Mr. Park’s offer of employment, if Mr. Park was involuntarily terminated (as defined below) within the first 12 months of his employment, subject to his execution of a general release of claims, he would have received a lump sum severance payment equal to 12 months of his then current base salary plus the full amount of his then-current annual target CIP bonus. If, following the first 12 months of his employment, Mr. Park is involuntarily terminated, he will receive a lump sum severance payment equal to six months of his then current base salary plus 50% of his then-current annual target CIP bonus. In addition, Mr. Park would be entitled to the payment by Openwave of COBRA premiums for health insurance coverage for himself, his spouse and eligible dependents for the lesser of (i) six months and (ii) the date he becomes eligible for health insurance coverage from another source.

In Mr. Park’s severance arrangement, “involuntary termination” is defined as a termination of employment which is not for “cause” or any actual or purported termination for “cause” for which the grounds relied upon are not valid means. In addition, “involuntary termination” means Mr. Park’s resignation from Openwave within three months after the occurrence of any of the following events: (i) without Mr. Park’s express written consent, the material reduction of his duties, authority, responsibilities, job title, or reporting relationships relative to his duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to him of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without Mr. Park’s express written consent, a material reduction of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to him immediately prior to such reduction; (iii) without Mr. Park’s express written consent, a reduction of 10% or more in his base salary as in effect immediately prior to such reduction (unless such reduction is part of a program generally applicable to other Openwave executives); (iv) a material reduction in the kind or level of employee benefits, including bonuses, to which he was entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced (unless such reduction is part of a program generally applicable to other Openwave executives); (v) Mr. Park’s relocation to a facility or a location more than 25 miles from his then present location, without his express written consent; (vi) the failure of Openwave to obtain the assumption of his offer of employment by any successors to Openwave; or (vii) any act or set of facts or circumstances which would, under California case law or statute, constitute his constructive termination.

Notwithstanding the foregoing, Mr. Park’s resignation shall not be an Involuntary Termination unless (i) he provides written notice of the applicable event or circumstances within 30 days after his knowledge of such event to the General Counsel and (ii) Openwave fails to correct the event or circumstance within 30 days after receipt of such notice. “Cause” is defined as: (i) any material act of theft, dishonesty, misconduct, or falsification of any employment or Openwave records; (ii) any knowing or improper disclosure of Openwave’s confidential or proprietary information: (iii) any willful action that has a material detrimental effect on Openwave’s reputation or business; (iv) Mr. Park’s failure or inability to perform any reasonably assigned duties commensurate with the scope and stature of Mr. Park’s position an d assigned by Openwave in good faith, after Mr. Park’s receipt of written notice thereof and a reasonable opportunity to cure such failure or inability; (v) any knowing and material violation of any Openwave policy or code of conduct; (vi) conviction (including any plea of guilty or no contest) for any criminal act that materially impairs his ability to perform his duties under the offer of employment; or (vii) any material breach of any agreement with Openwave.

Director Compensation Table—Fiscal 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Robin A. Abrams(2)	$104,995	15,403	11,479	131,877
Gerald D. Held(3)	117,000	55,166	74,452	246,618
Patrick S. Jones(4)	126,500	24,075	20,822	171,397
Charles E. Levine(5)	147,000	26,553	24,296	196,849
William T. Morrow(6)	61,543	33,167	28,235	122,945
David C. Nagel(7)	20,492	2,114	1,670	24,276

(1)	Stock awards consist solely of shares of common stock subject to a lapsing right of repurchase in favor of Openwave. Amounts shown reflect the dollar amount recognized for financial statement reporting purposes (disregarding forfeiture assumptions) for fiscal 2009 in accordance with Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“FAS”) No. 123R Share-Based Payment (“FAS 123R”), and thus may include amounts for stock or option awards granted in and prior to fiscal 2008. The assumptions used to calculate the value of Option Awards are set forth in Note 11 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009.
(2)	As of June 30, 2009, Ms. Abrams had stock options to purchase a total of 8,000 shares of our common stock and a total of 30,000 shares of common stock subject to a lapsing right of repurchase in our favor
(3)	As of June 30, 2009, Dr. Held had stock options to purchase a total of 73,000 shares of our common stock and a total of 32,000 shares of common stock subject to a lapsing right of repurchase in our favor.
(4)	As of June 30, 2009, Mr. Jones had stock options to purchase a total of 8,667 shares of our common stock and a total of 30,000 shares of common stock subject to a lapsing right of repurchase in our favor.
(5)	As of June 30, 2009, Mr. Levine had stock options to purchase a total of 8,667 shares of our common stock and a total of 30,000 shares of common stock subject to a lapsing right of repurchase in our favor.
(6)	As of June 30, 2009, Mr. Morrow had stock options to purchase a total of 11,334 shares of our common stock and a total of 34,000 shares of common stock subject to a lapsing right of repurchase in our favor.
(7)	As of June 30, 2009, Dr. Nagel had stock options to purchase a total of 0 shares of our common stock and a total of 18,000 shares of common stock subject to a lapsing right of repurchase in our favor.

The options and stock awards that were issued in fiscal year 2009 to our non-employee directors consist of the following grants:

Name	Grant Date	Number of Shares of Stock (#)	Number of Shares Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value Stock and Option Awards ($)(2)
Robin A. Abrams	12/4/2008		24,000	0.49	7,066
	12/4/2008	18,000			8,820

Gerald D. Held	12/4/2008		24,000	0.49	7,066
	12/4/2008	18,000			8,820

Patrick S. Jones	12/4/2008		24,000	0.49	7,066
	12/4/2008	18,000			8,820

Charles E. Levine	12/4/2008		24,000	0.49	7,066
	12/4/2008	18,000			8,820

William T. Morrow	12/4/2008		24,000	0.49	7,066
	12/4/2008	18,000			8,820

David C. Nagel	1/8/2009		24,000	0.74	10,572
	1/8/2009	18,000			13,378

(1)	All shares subject to option shall vest and become exercisable in equal annual installments commencing on the one year anniversary of the date of grant and ending on the three year anniversary of the date of grant.
(2)	These amounts have been calculated in accordance with SFAS No. 123R using the Black-Scholes pricing model.

Mr. Denman served as a non-employee director for a portion of fiscal 2009, during which he received $63,000 in non-employee director fees. These fees are reflected in the “other compensation” column of the summary compensation table for our named executive officers.

Non-Employee Director Compensation

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Employee directors are not compensated for Board services in addition to their regular employee compensation.

Effective July 1, 2006, the Board adopted a cash compensation program for its non-employee directors consisting of: (1) a $25,000 annual retainer; (2) additional annual retainers for service as the non-executive Board chairperson ($20,000), Audit Committee chairperson ($30,000), Compensation Committee chairperson ($15,000) or other regular Board committee chairperson ($10,000); (3) additional annual retainers for service as a non-chairman member of the Audit Committee ($15,000), the Compensation Committee ($9,000) or other regular Board committee ($5,000); and (4) meeting fees for attendance at meetings of the Board ($2,000 for each Board meeting), Audit Committee ($2,000 for each Audit Committee meeting attended over eight meetings a year) and other regular Board committees ($1,500 for each other regular Board committee meeting attended over five meetings a year).

Our non-employee directors are entitled to receive the following stock awards under the terms of our Amended and Restated 1999 Directors’ Equity Compensation Plan.

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New non-employee directors are entitled to receive stock awards, as follows: (1) an initial option grant to purchase 24,000 shares of our common stock with annual vesting over three years contingent on continued service on the Board; and (2) an initial grant of 18,000 shares of restricted stock with annual vesting over three years contingent on continued service on the Board.

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Continuing non-employee directors who have served at least eight months in the preceding calendar year receive stock awards on the date of our most recently adjourned annual meeting of stockholders, as follows: (1) a stock option grant to purchase 24,000 shares of our common stock with annual vesting over three years contingent on continued service on the Board; and (2) a restricted stock grant of 18,000 shares of restricted stock with annual vesting over three years contingent on continued service on the Board. Any non-employee director who served (i) at least two months but less than five months in the preceding calendar year receives one-third of such awards, (ii) at least five but less than eight months in the preceding calendar year receives two-third of such awards, and (iii) at least eight months in the preceding calendar year receives the full amount of such awards. Non-employee directors who served less than two months in the preceding calendar year are not eligible for such annual awards for that calendar year.

All stock options granted to non-employee directors will be accelerated upon the non-employee director’s removal from or failure to be re-nominated to the Board upon or within twenty-four months following a change of control of Openwave. All options granted under our Amended and Restated 1999 Directors’ Stock Option Plan are granted with an exercise price equal to 100% of the fair market value of our stock on the day of grant.

The Openwave Systems Inc. Amended and Restated 1999 Directors’ Equity Compensation Plan (the “Directors’ Stock Plan”) provides for the grant of non-statutory stock options to non-employee directors (“Outside Directors”). Under the Directors’ Stock Plan, a total of 650,000 shares of Openwave’s common stock have been reserved for issuance. Assuming the Stockholder approve Proposal 2 of this Proxy Statement, an additional 1,000,000 shares will be reserved for issuance under the Directors’ Plan. Options and awards granted to new or existing non-employee directors under the Directors’ Stock Plan vest ratably over a period of three years, continued on continued service. The Directors’ Stock Plan also provides for the acceleration of options upon the dismissal of a non-employee director from the Board upon or within twenty-four (24) months following a change in control of Openwave. The exercise price of options granted under the Directors’ Stock Plan is equal to the fair market value of Openwave’s common stock on the date of grant. The exercise price of non-vested shares granted under the Directors’ Stock Plan is $0.00. Under the Directors’ Stock Plan, stock option grants have a term of ten years. As of June 30, 2009, we had a total of 39,750 shares of common stock available for grant, and options for a total of 416,750 shares were outstanding under the Directors’ Stock Plan. Under the Directors’ Plan, if there occurs a “corporate transaction” and the non-employee director’s awards are not assumed, continued or substituted for, the non-employee director may exercise or redeem his/her awards solely to the extent he/she had the right to exercise or redeem such awards immediately prior to the closing of such corporate transaction. However, all unvested awards will become 100% accelerated if either: (1) a “change of control” (as defined in the Directors’ Plan) occurs and the non-employee directors’ awards are not assumed, continued or substituted for pursuant to such change in control; or (2) upon the termination of the non-employee director’s status as a director for any reason (other than such non-employee director’s resignation from the Board or determination not to stand for re-election) upon or within twenty-four (24) months following a change of control.

PROPOSAL 2

APPROVAL OF AMENDMENTS TO THE AMENDED AND RESTATED 1999 DIRECTORS’ EQUITY COMPENSATION PLAN

On July 24, 2009, Openwave’s Board of Directors (the “Board”) unanimously adopted an amendment to the Amended and Restated 1999 Directors’ Equity Compensation Plan (the “Directors’ Plan”) that increased from 650,000 to 1,650,000 the number of shares of common stock available for issuance of stock awards and the issuance of shares upon the exercise of options granted under the Directors’ Plan and extended the termination date of the Directors’ Plan. No other material changes were made to the Directors’ Plan.

Summary of Directors’ Plan

The following is a summary of the principal features of the Directors’ Plan, which is qualified in its entirety by the terms of the plan, a copy of which will be furnished by Openwave to any stockholder upon written request to our Corporate Secretary at our principal executive offices located at 2100 Seaport Blvd., Redwood City, CA 95063. This summary is based on the Directors’ Plan as amended, assuming that the amendments obtain stockholder approval. The Directors’ Plan as amended shall be referred to as the Amended Plan.

Purpose. The Amended Plan provides for automatic grants of stock options, stock appreciation rights, restricted stock bonuses and restricted stock units (collectively referred to as “Awards”) to our non-employee directors. The purpose of the Amended Plan is to promote our long-term growth and financial success by attracting, retaining, and encouraging the continued service of non-employee Directors of outstanding ability.

Stock Subject to the Amended Plan. The Amended Plan authorizes the issuance of 1,650,000 shares of our common stock. Prior to the July 24, 2009 amendments, the number of authorized shares of our common stock was 650,000. Authorized but unissued or reacquired shares may be issued under the Amended Plan. If any Award granted under the Amended Plan expires, is cancelled or is forfeited or otherwise becomes unexercisable or irredeemable without the issuance of shares, the shares subject to such Award will become available for future grant under the Amended Plan. However, any shares we retained upon the vesting, exercise or redemption of any Award to pay the exercise price of an Award or to satisfy applicable withholding tax obligations related to an Award shall be treated as issued and will not be available under the Amended Plan. In addition, any shares acquired upon exercise or redemption of an Award by the award holder that are subsequently repurchased by Openwave will not be available for future grant under the Amended Plan. Moreover, any shares subject to awards of stock appreciation rights or restricted stock units shall, upon any distribution in respect of such Awards, be treated as issued and will not be available under the Amended Plan whether such distribution is paid in cash or in shares. We have granted stock options covering 1,019,406 shares under the Directors’ Plan from May 1999 (when the 1999 Directors’ Stock Option Plan was first approved by Openwave’s stockholders) through October 1, 2009.

Eligibility. Only non-employee directors (meaning persons who are or have been elected or appointed to be members of the Board and who are not employees of Openwave’s, any parent company or any subsidiary) are eligible to participate in the Amended Plan. There are currently five non-employee directors on the Board. All awards will be automatically granted in accordance with the grant schedule set forth below.

Automatic Grants to Non-Employee Directors. All grants of Awards under the Amended Plan will be automatic and nondiscretionary. No person will have any discretion to select which non-employee director will receive Awards, nor will any person have any discretion to vary the number of shares to be covered by Awards granted to any individual non-employee director. All non-employee directors shall receive the same Awards in the manner established by the Directors’ Plan. Non-employee directors are eligible for a First Award and an Annual Award, as described below.

First Award. On the day of his or her election or appointment to the Board, each new non-employee director who is first elected or appointed after October 20, 2008, will be granted an option to purchase a certain number of shares of common stock and a restricted stock bonus covering a certain number of shares of our common stock, in each case as determined by the Board. Currently the number of shares covered by each option is 24,000 and the number of shares of each restricted stock bonus is 18,000.

Annual Award. On the date of the Annual Meeting of the Stockholders, each person who is a non-employee director on that date following the Annual Meeting’s adjournment will receive an Annual Award grant consisting of stock options and restricted stock bonuses, in each case as determined by the Board. The number of shares of our common stock subject to the Annual Award will depend on the number of months served as a non-employee director in the prior calendar year, according to the following table (except that these amounts will be prorated if the number of shares subject to such Awards exceeds the shares available for issuance under the Amended Plan):

Number of months of service as non-employee Director for the prior calendar year	Annual Award
Less than two months	No Annual Award
Two to less than five months	One-third of the Annual Award
Five to less than eight months	Two-thirds of the Annual Award
More than eight months	Full Annual Award

Currently the number of shares covered by each option is 24,000 and the number of shares of each restricted stock bonus is 18,000.

Vesting of Awards. Vesting of Awards is contingent on the recipient continuing to serve as a non-employee director. Each Award will vest and become exercisable in equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

Accelerated Vesting Upon Change of Control. Notwithstanding the above vesting schedule, if a non-employee director is terminated for any reason (other than resignation or declining to stand for re-election) at the time of or within 24 months following a Change of Control of Openwave (as defined below), then his or her Awards will immediately vest and become exercisable or redeemable.

Suspension or Termination of Awards. If our Chief Executive Officer or his or her designee reasonably believes that a recipient has committed an act of misconduct, the Chief Executive Officer or such designee may suspend such recipient’s right to vest in, exercise or redeem any Award or receive shares pursuant to any Award. Examples of “misconduct” include, but are not limited to, embezzlement, fraud, breach of fiduciary duty, or unauthorized disclosure of our confidential information. If the Board (excluding the recipient accused of misconduct) determines that the recipient has engaged in misconduct, all Awards held by the recipient shall be forfeited immediately upon such determination.

Stock Appreciation Rights in Lieu of Options. A stock appreciation right provides the right to the monetary equivalent of the increase in the value of a specified number of our shares over a specified period of time after the right is granted. The Board has the right to make grants under the Amended Plan in the form of stock appreciation rights rather than in stock options. Stock appreciation rights that are granted in lieu of stock options will cover the same number of underlying shares and shall vest according to the same schedule as the stock options for which the stock appreciation rights have been substituted. The Board may establish other terms and conditions on redemption of stock appreciation rights not inconsistent with the specific terms of the Amended Plan. Payment will be made in stock or in cash, or a combination of both, as determined by the Board.

Restricted Stock Units in Lieu of Restricted Stock Bonuses. The Board has the right to make grants under the Amended Plan in the form of restricted stock units rather than in restricted stock bonuses. Restricted stock units that are granted in lieu of restricted stock bonuses will cover the same number of underlying shares and shall vest according to the same schedule as the restricted stock bonuses for which the restricted stock units have been substituted. The Board may establish other terms and conditions on redemption of restricted stock units not inconsistent with the specific terms of the Amended Plan. Payment will be made in stock or in cash, or a combination of both, as determined by the Board.

Effective Date; Term of Plan. The Amended Plan will become effective on December 3, 2009, if approved by Openwave’s stockholders. The Amended Plan extends the expiration date of the Directors’ Plan from November 30, 2014 to December 3, 2019.

Term of Awards. The term of each stock option and stock appreciation right granted under the Amended Plan will be ten years from the date of grant; however, stock options and stock appreciation rights may terminate sooner upon termination of the recipient service as a non-employee Director or pursuant to the agreement evidencing such an Award.

Fair Market Value. Generally, fair market value will be the closing sales price on the NASDAQ Global Market on the date of determination. On October 1, 2009, the fair market value per share of Openwave’s common stock determined on such basis was $2.42.

Terms and Conditions of Options. The exercise price per share of a stock option will be 100% of the fair market value per share on the date of grant. The non-employee director may pay the exercise price in cash, check, other shares having a fair market value on the date of surrender equal to the exercise price, any combination of these forms of payment, or any other consideration or method of payment permitted under applicable corporate law. Shares delivered to pay the exercise price of a stock option must have been held for such minimum period of time, if any, as required by the Board. If a non-employee director’s service terminates for any reason other than disability or death, he or she will have three months from the date of such termination to exercise his or her vested stock options. If a non-employee director’s service terminates due to total and permanent disability, he or she will have 12 months from the date of such disability to exercise his or her vested stock options. If a non-employee director’s service terminates due to death, or if the non-employee director dies within three months following his or her termination, his or her estate will have 12 months from the date of death to exercise his or her vested stock options. Notwithstanding the above post-termination exercise periods, in no event may the non-employee director exercise the stock option past the expiration of its term.

Terms and Conditions of Stock Appreciation Rights. The base price per share of a stock appreciation right will be 100% of the fair market value per share on the date of grant. If a non-employee director’s service terminates for any reason other than disability or death, he or she will have three months from the date of such termination to redeem his or her vested stock appreciation rights. If a non-employee director’s service terminates due to total and permanent disability, he or she will have 12 months from the date of such disability to redeem his or her vested stock appreciation rights. If a non-employee director’s service terminates due to death, or if the non-employee director dies within three months following his or her termination, his or her estate will have 12 months from the date of death to redeem his or her vested stock appreciation rights. Notwithstanding the above post-termination redemption periods, in no event may the non-employee director redeem the stock appreciation right past the expiration of its term.

Stock appreciation rights may be paid in stock, cash or a combination thereof in the Board’s discretion. Stock appreciation rights are generally subject to the same terms and limitations as Options.

Terms and Conditions of Restricted Stock Bonuses and Restricted Stock Units. If a non-employee director’s service terminates for any reason, all shares covered by unvested restricted stock bonuses and restricted stock units shall revert to the Amended Plan and all unvested restricted stock bonuses and restricted stock units shall terminate. To the extent permitted by the Board in the terms of the agreement evidencing an Award of restricted stock units, a non-employee director may elect to defer receipt of the value of the shares otherwise deliverable upon the vesting of restricted stock units if such election complies with the procedures established by the Board and applicable law (including Section 409A of the U.S. Internal Revenue Code).

Transferability. Awards may not be sold, transferred, or otherwise disposed of, except by will or by the laws of descent and distribution or under a domestic relations order.

Adjustment. The number of shares covered by each outstanding Award, the number of shares covered by each First Award and Annual Award as prescribed in the Amended Plan, the number of shares that have been authorized for issuance under the Amended Plan, and the exercise or base price per share covered by each such outstanding option or stock appreciation right, will each be proportionately adjusted for any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock (including any such change in the number of shares effected in connection with a change in domicile of Openwave) or any other increase or decrease in the number of issued shares effected without receipt of consideration by Openwave; except that conversion of any of our convertible securities shall not be considered as “effected without receipt of consideration.” Subject to any required action by the stockholders, the Board has discretion to make such adjustments; the Board’s determinations with respect to adjustment will be final, binding and conclusive.

Effect of Corporate Transaction or Change of Control. In the event of a Corporate Transaction or Change of Control (both defined below), each outstanding Award will be (a) continued by Openwave, (b) assumed by the successor to Openwave or a parent or subsidiary of Openwave, or (c) substituted with an equivalent award. If the outstanding Awards will not be so continued, assumed, or substituted, the Awards will terminate upon such Corporate Transaction or Change of Control; however, each Award recipient will have the right to exercise or redeem his or her Awards immediately prior to the consummation of the Corporate Transaction or Change of Control as follows. In the event of a Corporate Transaction, each Award recipient will have the right to exercise or redeem his or her Awards to the extent he or she had the right to exercise or redeem those Awards immediately prior to the consummation of the Corporate Transaction, and in the event of a Change of Control, each Award shall become 100% vested and the Award recipient will have the right to exercise or redeem his or her Awards in their entirety.

Definition of “Corporate Transaction” “Corporate Transaction” means a dissolution or liquidation of Openwave, a sale of all or substantially all of our assets, or a merger, consolidation or other capital reorganization of Openwave with or into another corporation.

Definition of “Change of Control.” means the occurrence of any of the following: (a) the sale of all or substantially all of our assets to a person that will continue our business in the future; (b) a merger in which the voting securities of Openwave owned by our stockholders immediately prior to such merger do not represent more than 50% of the total voting power of the surviving entity outstanding immediately after such merger; or (c) the acquisition of at least 50% of our voting securities by a person other than Openwave, a subsidiary of Openwave, or an employee benefit plan sponsored by Openwave or a subsidiary of Openwave.

Amendment and Termination of the Amended Plan. The Board may amend or terminate the Amended Plan in its discretion, provided that stockholder approval for Plan amendments will be obtained to the extent necessary or desirable to comply with applicable law. Further, any amendment or termination of the Amended Plan will not impair the rights of any Award recipient with respect to Awards already granted to such recipient without the recipient’s consent.

Conditions Upon Issuance of Shares. We will not be obligated to issue or deliver any shares under the Amended Plan unless such issuance or delivery would comply with applicable law.

Award Agreements. An Award will be evidenced by a written award agreement in a form approved by the Board.

Tax Consequences of the Amended Plan

The following discussion of the federal income tax consequences of the Amended Plan is intended to be a summary of federal income tax law as currently in effect. Foreign, state and local tax consequences may differ and laws may be amended or interpreted differently during the term of the Amended Plan or of awards granted under the Directors’ Plan. Because the federal income tax rules governing awards and related payments are complex and subject to frequent change, award holders are advised to consult their individual tax advisors.

Options: An optionee under the Amended Plan is not taxed on the grant of a stock option. On exercise, the optionee recognizes ordinary income equal to the difference between the option’s exercise price and the fair market value of the shares acquired on the date of exercise. We are entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for more than one year following exercise. We do not receive a deduction for any capital gain.

Stock Appreciation Rights: The grant of a stock appreciation right is generally not a taxable event for a recipient. Upon exercise of the stock appreciation right, the recipient will generally recognize ordinary income equal to the amount of cash and/or the fair market value of any shares received. We will be entitled to a tax deduction at the same time for the same amount. If the stock appreciation right is settled in shares, the recipient’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the recipient received the shares, and these capital gains (or losses) will be taxable as long-term capital gains if the recipient held the shares for more than one year.

Restricted Stock Bonuses and Restricted Stock Units: Recipients of restricted stock bonuses or restricted stock units do not recognize income at the time of the grant of such restricted stock bonuses or restricted stock units. However, when the restricted stock bonuses or restricted stock units vest or, if later (in the case of restricted stock units only), are paid, recipients generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and we will receive a corresponding deduction.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval of the amendments to the Amended and Restated 1999 Directors’ Equity Compensation Plan.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP as our independent auditors for the fiscal year ending June 30, 2010 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”). KPMG LLP has audited our financial statements since December 1994. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent auditors is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Openwave and its stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

In accordance with Audit Committee policy, all services provided by KPMG LLP in fiscal year 2009 were pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The pre-approval is for a particular defined task or scope of work and is subject to a specific budget. In connection with the pre-approval policy, the Audit Committee considers whether the categories of pre-approved services are consistent with the applicable SEC rules on auditor independence. For the fiscal year ended June 30, 2009, Openwave’s Audit Committee did not waive the pre-approval requirement of any non-audit services to be provided to us by KPMG LLP.

Audit and Audit Related Fees

Aggregate fees billed by KPMG LLP for fiscal years 2008 and 2009 for professional services rendered to Openwave are presented below in the format prescribed by the Sarbanes-Oxley Act of 2002 (in thousands):

	FY 2009	FY 2008
Audit Fees:
Audit services, statutory audits, quarterly reviews and 1933 Act filings	$3,126	$3,824

Audit-Related Fees:
Accounting Consultation	—	—
Investigation	—	827

Tax Fees:
Income tax compliance and consulting	—	—

All Other Fees: (including financial information systems design and implementation)	—	—

Total fees	$3,126	$4,651

The Audit Committee has determined the rendering of the non-audit services referenced above by KPMG LLP is compatible with maintaining the auditor’s independence under applicable rules and regulations promulgated by the SEC and NASDAQ.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2010.

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Openwave specifically incorporates it by reference into such filing.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of three outside Directors, all of whom are independent under Rule 10A-3 of the Exchange Act and Rule 5605(a)(2) of the NASDAQ listing standards. In April 2009, the Audit Committee adopted a revised charter, which sets forth the Audit Committee’s duties, responsibilities and authority. The Audit Committee Charter is posted on Openwave’s Investor Relations website at www.openwave.com under the Corporate Governance section.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended June 30, 2009 and the audit of the effectiveness of Openwave’s internal control over financial reporting with management. The Audit Committee has discussed with our independent auditors, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP such firm’s independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2009 be included in Openwave’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 for filing with the SEC.

Audit Committee

Patrick S. Jones (Chair)

Robin A. Abrams

Charles E. Levine

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” specifically are not incorporated by reference into any other filings with the SEC.

This Proxy Statement is sent to you as part of the proxy materials for the Annual Meeting. You may not consider this Proxy Statement as material for soliciting the purchase or sale of our common stock.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

By Order of the Board of Directors

/s/ Kenneth D. Denman

Kenneth D. Denman

Chief Executive Officer

October 22, 2009

OPENWAVE SYSTEMS INC.

C/O COMPUTERSHARE

1745 GARDENA AVENUE

GLENDALE, CA 91204

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M17657-P85287 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

OPENWAVE SYSTEMS INC.

The Board of Directors recommends that you vote FOR the following:

Vote on Directors

1. ELECTION OF DIRECTORS

Nominees:

01) Gerald D. Held

02) David C. Nagel

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal(s):

2. AMENDMENTS TO THE AMENDED AND RESTATED 1999 DIRECTORS’ EQUITY COMPENSATION PLAN.

3. RATIFY SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2010.

For Against Abstain

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes No

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at https://materials.proxyvote.com/683718.

M17658-P85287

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OPENWAVE SYSTEMS INC.

FOR THE 2009 ANNUAL MEETING OF THE STOCKHOLDERS DECEMBER 3, 2009

The undersigned stockholder of Openwave Systems Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 22, 2009, and the 2009 Annual Report to Stockholders and hereby appoints Kenneth D. Denman and Karen J. Willem and each of them individually, proxies with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of Openwave Systems Inc. to be held on December 3, 2009 at 11:00 a.m. PST, at Openwave Systems Inc.’s principal executive office located at 2100 Seaport Boulevard, Redwood City, California 94063 U.S.A., and at any adjournment thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTORS, FOR THE AMENDMENTS TO THE AMENDED AND RESTATED 1999 DIRECTORS’ EQUITY COMPENSATION PLAN, FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)